UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Dover Corporation
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Dover Corporation

3005 Highland Parkway

Downers Grove, Illinois 60515

Notice of Annual Meeting of Shareholders

March 18, 2013

Dear Fellow Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders at The Westin Lombard Yorktown Center, 70 Yorktown Center, Lombard, Illinois 60148, on May 2, 2013 at 1:00 p.m. local time, to be held for the following purposes:

1.	To elect thirteen directors;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013;

3.	To approve, on an advisory basis, named executive officer compensation; and

4.	To consider a shareholder proposal regarding the adoption of a simple majority voting standard for shareholder matters, if properly presented at the meeting.

All holders of record at the close of business on March 6, 2013 are entitled to vote at the meeting or any adjournments thereof. We urge you to vote your shares as soon as possible.

By authority of the Board of Directors,

IVONNE M. CABRERA

Secretary

PROXY STATEMENT

www.dovercorporation.com

Dover Corporation

3005 Highland Parkway

Downers Grove, Illinois 60515

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

We are providing this Proxy Statement to our shareholders in connection with the solicitation of proxies by the Board of Directors for use at our 2013 Annual Meeting of Shareholders (the “Meeting”). We are mailing this Notice of Meeting and Proxy Statement to those shareholders to whom paper copies are being provided beginning on or about March 18, 2013.

Record Date

The record date for determining shareholders eligible to vote at the Meeting is March 6, 2013. As of the close of business on that date, we had outstanding 171,834,398 shares of common stock. Each share of common stock is entitled to one vote on each matter.

Electronic Delivery of Proxy Materials

We have made available to you over the internet or delivered paper copies of our Proxy Statement, a proxy card and our Annual Report to Shareholders (of which our 2012 Annual Report on Form 10-K is a part) in connection with the Meeting. We are using the SEC’s rules that allow companies to furnish their proxy materials over the internet. As a result, we are mailing to many of our shareholders a notice about the internet availability of the proxy materials instead of a paper copy of the proxy materials. All shareholders receiving the notice will have the ability to access the proxy materials over the internet and to request a paper copy by mail by following the instructions in the notice. In addition, the proxy card contains instructions for electing to receive proxy materials over the internet or by mail in future years.

Quorum

For purposes of the Meeting, there will be a quorum if the holders of a majority of the outstanding shares of our common stock are present in person or by proxy.

Shareholders of Record; Beneficial Owners

Most holders of our common stock hold their shares beneficially through a stockbroker, bank or other nominee rather than of record directly in their own name. As summarized below, there are some differences in the way to vote shares held of record and those owned beneficially.

If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record of those shares, and the notice or proxy materials are being sent directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders or to vote in person at the Meeting. If you received or requested printed copies of the proxy materials, Dover has enclosed a proxy card for you to use. You may also vote on the internet or by telephone as described in the proxy card.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Meeting. However, since you are not the shareholder of record, you may not vote those shares in person at the Meeting unless you have a proxy, executed in your favor, from the holder of record of your shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. We strongly encourage you to instruct your broker or nominee how you wish to vote.

Items of Business

There are four proposals scheduled to be voted on at the Meeting:

1.	the election of thirteen nominees for director;

2.	the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2013;

3.	an advisory resolution to approve named executive officer compensation; and

4.	a shareholder proposal regarding a simple majority voting standard for shareholder matters, if properly presented at the meeting.

Vote Required

A majority of the votes cast at the Meeting is required to elect directors. This means that the number of votes cast “FOR” a director must exceed the number of votes cast “AGAINST” that director in order for that director to be elected. Proposals 2 and 4 will require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Meeting. Proposal 3 is a nonbinding, advisory resolution so the ultimate adoption of the resolution is at the discretion of the Board of Directors, and therefore not binding on Dover. The affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Meeting will be deemed to be approval by the shareholders of the resolution. Our organizational documents do not provide for cumulative voting.

If you are a shareholder of record and sign and return your proxy card or vote electronically without making any specific selection, then your shares will be voted FOR Proposals 1, 2, and 3 and will be voted AGAINST Proposal 4.

If you specify that you wish to “abstain” from voting on an item, then your shares will not be voted on that particular item. Abstentions will not affect the outcome of the vote on Proposal 1. However, they will have the same effect as a vote against Proposals 2, 3 and 4.

If you are a beneficial owner and hold your shares through a broker or other nominee and do not provide your broker or nominee with voting instructions, the broker or nominee will have discretionary authority to vote on a routine matter. If your broker or nominee does not receive instructions from you on how to vote your shares on a non-routine matter, the broker or nominee will inform us that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.” Only Proposal 2 will be considered a routine matter for the Meeting. Broker non-votes will not affect the outcome of the vote on Proposal 1 but will be counted as votes against Proposals 2, 3 and 4.

Abstentions and broker non-votes will be counted for purposes of determining if a quorum is present.

Voting Procedures

If you are a shareholder of record, you may vote in person at the Meeting, over the internet, by telephone or by mail by following the instructions provided in our notice or proxy materials. If you hold your shares beneficially in “street name” through a broker or other nominee, you must follow the instructions provided by your broker or nominee to vote your shares.

Revoking Your Proxy

If you are a shareholder of record, whether you give your proxy over the internet, by telephone or by mail, you may revoke it at any time before it is exercised. You may enter a new vote by using the internet or the telephone or by mailing a new proxy card bearing a later date so long as it is received prior to the Meeting. If you hold your shares beneficially in “street name” through a broker or other nominee, you must follow the instructions provided by your broker or nominee as to whether and how you may revoke your proxy.

Shareholders Sharing the Same Address

SEC rules permit us to deliver only one copy of the Proxy Statement or a notice of internet availability of the Proxy Statement to multiple shareholders of record who share the same address and have the same last name, unless we have received contrary instructions from one or more of the shareholders. This delivery method, called “householding,” reduces our printing and mailing costs. Shareholders who participate in householding will continue to receive or have internet access to separate proxy cards.

If you are a shareholder of record and wish to receive a separate copy of the Proxy Statement, now or in the future, at the same address or if you are currently receiving multiple copies of the Proxy Statement at the same address and wish to receive only a single copy, please write to or call the Corporate Secretary, Dover Corporation, 3005 Highland Parkway, Downers Grove, Illinois 60515, telephone: (630) 541-1540.

Beneficial owners sharing an address who are currently receiving multiple copies of the proxy materials or notice of internet availability of the proxy materials and wish to receive only a single copy in the future, or who currently receive a single copy and wish to receive separate copies in the future, should contact their bank, broker or other holder of record to request that only a single copy or separate copies, as the case may be, be delivered to all shareholders at the shared address in the future.

Proxy Solicitation Costs

We will pay the reasonable and actual costs of printing, mailing and soliciting proxies, but we will not pay a fee to any of our officers or employees or to officers or employees of any of our subsidiaries as compensation for soliciting proxies. We have retained Morrow & Co., LLC to solicit brokerage houses and other custodians, nominees or fiduciaries, and to send proxies and proxy materials to the beneficial owners of such shares, for a fee of approximately $11,000 plus expenses.

ITEMS TO BE VOTED UPON

Proposal 1 — Election of Directors

There are thirteen nominees for election to our Board of Directors at this Meeting, each to serve until the next annual meeting of shareholders or his or her earlier removal, resignation or retirement. If any nominee for election becomes unavailable to serve as a director before the Meeting, an event which we do not anticipate, the persons named as proxies will vote for a substitute nominee or nominees as may be designated by our Board of Directors for election at the Meeting. Directors will be elected by a majority of the votes cast for and against them. All of the nominees for director for election at the Meeting currently serve on our Board and are being proposed by our Board. Michael F. Johnston was recently elected by the Board of Directors in February 2013 to fill a vacancy when the Board was expanded from twelve members to thirteen.

The Board, in part through its delegation to the Governance and Nominating Committee, seeks to recommend qualified individuals to become members of the Board. The Board selects individuals as director nominees who, in the opinion of the Board, demonstrate the highest personal and professional integrity, who have demonstrated exceptional ability and judgment, who can serve as a sounding board for our CEO on planning and policy, and who will be most effective, in connection with the other nominees to the Board, in collectively serving the long-term interests of all our shareholders. The Board prefers nominees to be independent of the company, but believes it is desirable to have on the Board a representative of current management. In considering diversity in selecting director nominees, the Governance and Nominating Committee gives weight to the extent to which candidates would increase the effectiveness of the Board by broadening the mix of experience, knowledge, backgrounds, skills, ages and tenures represented among its members. Given the global reach and broad array of the types of businesses operated by Dover companies, the Board considers multi-industry and multi-geographic experience a significant plus.

Director since 1995

David H. Benson

Age 75

Senior Advisor (since September 2001), Fleming Family & Partners (investment management company); formerly Director of F.F. and P. Alternative Strategies Income Fund (investment management company), Vice Chairman of The Kleinwort Benson Group plc (financial services company), Chairman of The COIF Charities Fund (investment and cash management for charities), Director of BG Group plc (“British Gas”) (gas exploration and production), Murray International Investment Trust (investment company) and The Rouse Company (real estate development).

Mr. Benson brings to the Board extensive experience with boards and governing bodies of public and private companies both within the U.S. and internationally. His career commenced in the oil and gas industry (Shell Petroleum) and in this sector he later served for 16 years on the British Gas Board. His principal career was in Merchant Banking and Asset Management, chairing both the board of a major Public Investment Trust and The Charities Official Investment Fund (the U.K.’s major charitable common investment fund). He also has had past experience as an advisor to the European Board of Campbell Soup and Director of The Rouse Company where he chaired its Audit Committee. This broad international experience enables him to provide valuable input to the Board in its oversight of financial matters and matters involving capital allocation, cash management and strategy concerning the energy markets and our operations and continued growth in international markets.

Director since 2005

Robert W. Cremin

Age 72

Chairman (since May 2009) of the Board of Directors of Dover; Director of Premera Blue Cross (since May 2010); Director of the Seattle Symphony, the Pacific Northwest Ballet and Archilles International; former Chairman (from 2001 to 2011), Director (from 2001 to 2013) and member of the Strategy & Technology Committee, President (from 1997 to 2009) and Chief Executive Officer (from 1999 to 2009) of Esterline Technologies Corporation (manufacturer of aerospace and defense products).

Mr. Cremin’s experience makes him a valuable contributor to the Board and advisor to our CEO on matters involving business strategy, capital allocation, acquisition and divestiture opportunities, and the aerospace and defense markets. His experience as Chairman, President and CEO of Esterline allowed him to develop many skills that have contributed and will continue to contribute to the effective functioning of our Board. Under Mr. Cremin’s leadership, Esterline pursued a strategy that enabled it to grow its sales more than tenfold, in part by shedding non-core businesses, focusing on the markets it knew best, significantly expanding its investments in research and development, and cultivating a culture focused on lean manufacturing and velocity. In addition, his technical expertise and background in engineering contribute to the Board’s understanding and consideration of opportunities involving Dover companies and the markets they serve. Mr. Cremin has an MBA from Harvard University.

Director since 1994

Jean-Pierre M. Ergas

Age 73

Private Investor; Managing Partner (since 2010), Ergas Ventures, LLC; Director (since 1995), former Chairman of the Board (from 2000 to 2010), Chief Executive Officer (from 2000 to 2007) of BWAY Corporation (steel and plastic container manufacturer); Director and member of the Audit Committee of Plastic Omnium (manufacturer of automotive components and plastic products).

Mr. Ergas brings to the Board substantial international management experience as a former Chief Executive Officer and Chairman of five companies in the U.S. and Europe, including BWAY Corporation, American National Can Company, Cedegur Pechiney, Cebal S.A. and Alcan Europe, and senior executive at Pechiney S.A. and Alcan Aluminum Limited. As Chief Executive Officer of American National Can Company, he led the successful integration of American National Can into its new French parent, Pechiney S.A., a global packaging and aluminum company, following its acquisition by Pechiney in a $3.5 billion deal completed in 1988. He was credited for managing the integration in a manner that avoided pitfalls common to cross-border acquisitions. He was also credited with increasing productivity and operating profits. As Chairman and CEO of BWAY Corporation for ten years, Mr. Ergas was instrumental in more than tripling its shareholder value. Drawing on his background, knowledge and experience managing all aspects of international businesses, including privatizations, acquisitions, cross-border transactions, post-merger integrations, productivity and performance initiatives, Mr. Ergas provides important advice to our CEO and contributes significantly to the Board’s oversight of matters involving Dover’s continued expansion into international markets, business development and corporate strategies, as well as acquisition and divestiture activities. Mr. Ergas holds an MBA from Harvard University.

Director since 2007

Peter T. Francis

Age 60

Managing Member of Mukilteo Investment Management Company, responsible for investments in gas royalty and real estate partnerships, private equity funds, leveraged buyouts and stock portfolios; Retired Chairman of the Board of Directors (from 1993 to 2008) and President and Chief Executive Officer (from 1994 to 2009) of J. M. Huber Corporation (privately held diversified company focused on engineered materials, natural resources and technology-based services).

Mr. Francis’ responsibilities as an investment manager require him to make regular business and investment decisions across a wide range of industries, an important perspective that he brings to the Board. His experience as Chairman, President and CEO for over 16 years of an international manufacturing conglomerate with locations in over 25 countries enables him to provide valuable input to the Board and our CEO on matters relating to engineered materials, electronics, natural resources and technology-based services; a wide range of management processes, including compensation, performance evaluation and succession planning; and a variety of board processes, such as governance, management oversight and board composition. As Chairman of the Board of J.M. Huber Corporation, Mr. Francis led the design of board processes, the implementation of individual board member evaluations, and the development of the audit, nominating, management and compensation, environmental and finance committee charters. As President and CEO, Mr. Francis entirely redesigned Huber’s strategy and restructured its portfolio with over 25 divestitures and 100 acquisitions. Mr. Francis has also lived and worked outside the United States for more than eight years and brings an international perspective to the Board. Mr. Francis has an MBA from Stanford University.

Director since 1999

Kristiane C. Graham

Age 55

Private Investor.

Ms. Graham’s experience as a private investor with substantial holdings of Dover stock and her shared interests in Dover, including interests through charitable organizations of which she is a director, makes her a good surrogate for our individual and retail investors. Ms. Graham also has past experience with a commercial bank, primarily as a loan officer. She then founded and operated an advisory company and a publication regarding international thoroughbred racing and now co-manages her family’s investments. During her 14 years on the Board, she has devoted substantial time to monitoring the development of Dover operating company leaders, enabling her to provide the Board valuable insights regarding management succession. As a member of one of the founding families of Dover, Ms. Graham also brings to the Board a sense of Dover’s historical values, culture and strategic vision which the Board believes is beneficial as it considers various strategic planning alternatives for shaping Dover’s future.

Director since 2013

Michael F. Johnston

Age 65

Director (since 1997) and Chairman of the Corporate Governance and Nominating Committee and member of the Finance Committee of Flowserve Corporation (global industrial pump, seal and valve company), former Chairman of the Finance Committee and former member of the Organization and Compensation Committee of Flowserve; Director (since 2003), Presiding Director, Chair of Corporate Governance and Nominating Committee and member of the Audit Committee of Whirlpool Corporation (appliance manufacturer); Director (since 2010) of Armstrong World Industries (building products manufacturer); prior thereto, Mr. Johnston served as the Chief Executive Officer (from June 2004 to June 2008) and as Chairman of the Board of Directors (from June 2005 to November 2008) of Visteon Corporation (“Visteon”) (automotive components supplier) and also served as Visteon’s President and Chief Operating Officer (from September 2000 to June 2004). In May 2009, Visteon filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Before joining Visteon, he was employed by Johnson Controls, Inc., a company serving the automotive and building services industry, as President of North America/Asia Pacific, Automotive Systems Group, from 1999 to 2000, President of Americas Automotive Group from 1997 to 1999 and in other senior management positions since 1991.

Mr. Johnston brings to the Dover Board of Directors industry insight, financial expertise and leadership experience garnered from his 16 years on the boards of global companies. During his career, he has served as CEO of an $18 billion global manufacturer, and has been a lead Director and Chairman of other major public companies. Mr. Johnston brings a keen corporate governance perspective from his prior board service, while his operations experience has helped him gain knowledge and a deep understanding in manufacturing, design, innovation, engineering, accounting, finance and capital structure. In addition, he has nearly 20 years of experience in building businesses in emerging economies. Mr. Johnston holds a bachelor’s degree in industrial management from the University of Massachusetts and an MBA from Michigan State University.

Director since 2008

Robert A. Livingston

Age 59

President and Chief Executive Officer of Dover (since December 1, 2008); President and Chief Operating Officer of Dover (from July 2008 to December 2008); Vice President of Dover, President and Chief Executive Officer of Dover Engineered Systems, Inc. (from August 2007 to July 2008); Vice President of Dover, President and Chief Executive Officer of Dover Electronics, Inc. (from October 2004 to July 2007); President of Vectron International, Inc. (from January 2004 to October 2004).

Mr. Livingston is Dover’s current Chief Executive Officer and the Board believes it is desirable to have on the Board one active management representative to facilitate its access to timely and relevant information and its oversight of management’s long-term strategy, planning and performance. Mr. Livingston brings to the Board considerable management experience and a deep understanding of Dover’s companies, history and operating model which he gained during more than 28 years in management positions at Dover companies, including 10 years in operating company positions in finance, general management and as President, and 14 years in senior management positions at three Dover segments, including four years as segment CEO. His background in finance, his experience in all aspects of management, including manufacturing operations, acquisitions, divestitures, restructurings and integrations, and his passion for leadership development enable him to give valuable input to the Board in matters involving business strategy, capital allocation, transactions and succession planning.

Director since 1999

Richard K. Lochridge

Age 69

Retired President of Lochridge & Company, Inc. (management consulting firm); Director of The Lowe’s Company, Inc. (home improvement retailer) and PETsMART (pet supplies retailer); former Director of the John Harland Company (a printed products supplier).

Mr. Lochridge’s experience in management consulting makes him a valuable contributor to the Board and advisor to our CEO as an expert on strategic planning, management styles, succession planning and similar matters. He worked many years with a major consulting company where a majority of his experience was with non-U.S. companies or covering international or global markets, and where he was for a time in charge of all international offices. His consulting work has enabled him to work closely with the boards and senior management of many public companies on complex and important transactions and projects in global arenas, giving him experience and insight that are beneficial to Dover. In addition, over a period of 28 years, Mr. Lochridge has served on the boards of seven public companies, including the three on which he currently serves. On these boards, he has at various times served as non-executive chair and chair of the audit, finance and compensation committees.

Director since 2001

Bernard G. Rethore

Age 71

Chairman of the Board Emeritus of Flowserve Corporation (fluid transfer and control equipment and services); previously Chairman (from July 1997 to April 2000), Chief Executive Officer (from July 1997 to December 1999) and President (from October 1998 to July 1999) of Flowserve Corporation; former Director and Chairman of the Audit Committee of Belden, Inc. (signal transmission solutions); Director, member of the Compensation and Audit Committees and Chairman of the Environment, Health and Safety Committee of Mueller Water Products, Inc. (fire hydrants, valves and ductile iron pipes); Director, member of the Executive Committee and Chairman of the Nominating and Governance Committee and former Compensation Committee Chairman and Audit Committee member of Walter Energy, Inc. (energy and natural resources); former Director and Chairman of the Compensation Committee of Maytag Corporation (home and commercial appliance manufacturer).

Mr. Rethore brings to the Board valuable experience and expertise based on his more than 30 years in general management of diversified manufacturing companies conducting business in the U.S., Europe, Latin America and Asia in many of the markets and product areas relevant to Dover’s businesses. Mr. Rethore served as Chairman and CEO of Flowserve Corporation and of BW/IP, Inc., two publicly traded, multi-national manufacturing companies in the flow control arena. He was also President of Phelps Dodge Industries and a Senior Vice President and member of the Senior Management Committee of Phelps Dodge Corporation. Mr. Rethore’s extensive management experience makes him a valuable contributor to the Board and advisor to our CEO on matters involving business strategy, capital allocation, and acquisition and divestiture opportunities. Mr. Rethore also has a considerable board/governance background, having served as a director or trustee for a number of public companies as well as educational and not-for-profit institutions. In 2008, he was named an Outstanding Director by the Financial Times (FT) Outstanding Directors’ Exchange. In 2012, Mr. Rethore was designated a Board Leadership Fellow by the National Association of Corporate Directors (NACD). He also brings significant expertise in financial matters and holds an MBA with a major in Accounting from the Wharton School, where he was a Joseph P. Wharton Scholar and Fellow.

Director since 1999

Michael B. Stubbs

Age 64

Private Investor; former Director and Audit Committee member of Moore-Handley, Inc. (wholesale hardware distributor).

Mr. Stubbs’ financial expertise, based on his extensive experience in the finance and investment professions, makes him a valuable asset to the Board in its financial oversight function and strategic planning. Mr. Stubbs has spent his entire professional career in finance, including working in mergers and acquisitions for a public company, having been a principal in several leveraged buyouts, and a founder/principal of an SEC registered investment advisor. Mr. Stubbs has also served as Chief Financial Officer, President and Chair of various private companies. Like Ms. Graham, Mr. Stubbs’s family is one of the founding families of Dover and he brings to the Board extensive familiarity and experience with the founding principles, general business strategy and culture of Dover.

Director since 2010

Stephen M. Todd

Age 64

Independent Consultant (since 2010); former Global Vice Chairman, Assurance Professional Practice of Ernst & Young (E&Y) Global Limited, London, UK (assurance, tax, transaction and advisory services firm) (from 2003 until June 2010); prior thereto, various positions with Ernst & Young since 1971; member of the Board of Trustees of PNC Funds and PNC Advantage Funds (registered management investment companies).

Mr. Todd’s experience in the accounting profession makes him a valuable resource for the Board and Audit Committee. Mr. Todd brings to the Board significant financial experience in both domestic and international business following a 40 year career at Ernst & Young where he specialized in assurance and audit. His experience, especially his years as Global Vice Chairman of Ernst & Young Global Limited’s Assurance Professional Practice and as audit partner for several multinational companies, gives him unique insights into accounting and financial issues facing a global business such as Dover and he brings the perspective of an outside auditor to the Audit Committee.

Director since 2010

Stephen K. Wagner

Age 65

Independent Consultant (since 2011); former Senior Advisor, Center for Corporate Governance, of Deloitte & Touche LLP (“Deloitte”) (audit, financial advisory, tax and consulting firm) (from May 2009 until May 2011); Managing Partner, Center for Corporate Governance, of Deloitte (from 2005 to 2009); Deputy Managing Partner, Innovation, Audit and Enterprise Risk, United States, of Deloitte (from 2002 to 2007); Co-Leader, Sarbanes-Oxley Services, of Deloitte (from 2002 to 2005).

Mr. Wagner’s over 30 years of experience in accounting make him a valuable resource for the Board and the Audit Committee. His work with Sarbanes-Oxley and other corporate governance regulations, including his years as Managing Partner at Deloitte & Touche’s Center for Corporate Governance, make him well suited to advise the Board on financial, auditing and finance-related corporate governance matters. He brings to the Board an outside auditor’s perspective on matters involving audit committee procedures, internal control and accounting and financial reporting matters.

Director since 2005

Mary A. Winston

Age 51

Executive Vice President and Chief Financial Officer of Family Dollar Stores, Inc. (general merchandise retailer) (since April 2012); formerly Senior Vice President and Chief Financial Officer of Giant Eagle, Inc. (grocery and fuel retailer) (from September 2008 to April 2012); President of Winsco Financial LLC (financial and strategic consulting firm) (from July 2007 to September 2008); Executive Vice President and Chief Financial Officer of Scholastic Corporation (children’s publishing and media company) (from February 2004 to January 2007); Director and Audit Committee Member of Plexus Corporation (electronics manufacturing services company) (from 2008 to present).

Ms. Winston brings to the Board valuable experience and expertise based on her more than 25 years of financial management and leadership experience. Ms. Winston, who started her career as a CPA with a large global public accounting firm, has extensive experience with financial and accounting matters for large public companies. She serves as Chief Financial Officer of Family Dollar Stores, Inc. and previously served as Chief Financial Officer of Giant Eagle, Inc. and Scholastic, Inc. Ms. Winston also held various senior executive positions in the finance departments of Visteon Corporation and Pfizer, Inc. Ms. Winston’s background and experience make her a valuable contributor to the Board on matters involving audit committee procedures, financial analysis, internal control, and accounting and financial reporting matters.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

Board of Directors and Committees

All of our directors, with the exception of Mr. Livingston who is the management representative, satisfy all the criteria for being “independent” members of our Board. This includes the criteria established by the SEC and the New York Stock Exchange Listing Standards (“NYSE Listing Standards”), as well as our standards for classification as an independent director (the “Dover Independence Standards”) which are available on our website at www.dovercorporation.com. In addition, our Board of Directors has determined that all members of the Audit Committee qualify as “audit committee financial experts” as defined in the SEC rules.

Our Board of Directors met seven times during 2012. Our independent directors met without any management or non-independent directors present in connection with each of the four regular board meetings. Our Board has three standing committees – the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. In 2012 the Audit Committee held eight meetings, the Compensation Committee held six meetings, and the Governance and Nominating Committee held four meetings. In 2012, each director attended at least 75% of the board and standing committee meetings held while he or she was a member of the Board and relevant standing committee.

The table below sets forth a summary of our committee structure and membership information.

Directors	Audit Committee	Compensation Committee	Governance and Nominating Committee
David H. Benson			✓
Robert W. Cremin (1)		✓	✓
Jean-Pierre M. Ergas		✓	✓(2)
Peter T. Francis		✓
Kristiane C. Graham		✓	✓
Michael F. Johnston	✓(3)
Robert A. Livingston
Richard K. Lochridge		✓(2)
Bernhard G. Rethore	✓(3)
Michael B. Stubbs	✓(3)
Stephen M. Todd	✓(3)
Stephen K. Wagner	✓(3)		✓
Mary A. Winston	✓(2)(3)

(1) Chairman of the Board of Directors

(2) Committee Chair

(3) Qualifies as an audit committee financial expert

Audit Committee

The primary functions of the Audit Committee consist of:

•	selecting and engaging our independent registered public accounting firm (“independent auditors”);

•	overseeing the work of our independent auditors and our internal audit function;

•	approving in advance all services to be provided by, and all fees to be paid to, our independent auditors, who report directly to the committee;

•	reviewing with management and the independent auditors the audit plan and results of the auditing engagement; and

•	reviewing with management and our independent auditors the quality and adequacy of our internal control over financial reporting.

The Audit Committee’s responsibilities, authority and resources are described in greater detail in its written charter. For additional information, see “Items to be Voted Upon – Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm – Audit Committee Report” elsewhere in this Proxy Statement.

Compensation Committee

The Compensation Committee, together with our independent directors, approves compensation for our Chief Executive Officer. The Compensation Committee also:

•	approves compensation for executive officers who report directly to the CEO (together with the CEO, “senior executive officers”);

•	grants awards and approves payouts under our equity plans and our Executive Officer Annual Incentive Plan;

•	approves changes to our compensation plans;

•	reviews and recommends compensation for the Board of Directors;

•	oversees the succession planning and management development programs; and

•	supervises the administration of the compensation plans.

The Compensation Committee’s responsibilities, authority and resources are described in greater detail in its written charter.

Governance and Nominating Committee

The Governance and Nominating Committee develops and recommends corporate governance principles to our Board. In addition, the Governance and Nominating Committee identifies and recommends to our Board candidates for election as directors and any changes it believes desirable in the size and composition of our Board. For a discussion of the committee’s procedures for selecting nominees to our Board, see “Items to be Voted Upon – Proposal 1 – Election of Directors – Qualifications and Nominations of Directors.” The committee also makes recommendations to our Board concerning the structure and membership of our Board’s committees. The Governance and Nominating Committee’s responsibilities, authority and resources are described in greater detail in its written charter.

Corporate Governance

We are committed to conducting our business in accordance with the highest level of ethical and corporate governance standards. Our Board periodically reviews Dover’s corporate governance practices and takes other actions to address changes in regulatory requirements, developments in governance best practices and matters raised by shareholders. The following describes some of the actions taken to help ensure that our conduct earns the respect and trust of shareholders, customers, business partners, employees and the communities in which we live and work.

Governance Guidelines and Codes

Our Board of Directors long ago adopted written corporate governance guidelines that set forth the responsibilities of our Board and the qualifications and independence of its members and the members of its standing committees. In addition, our Board has a long-standing code of business conduct and ethics setting forth standards applicable to all of our companies and their employees, a code of ethics for our Chief Executive Officer and senior financial officers, and charters for each of its standing committees. All of these documents (referred to collectively as “governance materials”) are available on our website at www.dovercorporation.com.

Director Independence

Our Board has determined that at least two-thirds of its members and all of the members of its Audit, Compensation, and Governance and Nominating Committees must be independent from management and must meet all of the applicable criteria for independence established by the NYSE, the SEC and Dover. Our Board makes an annual determination of the independence of each nominee for director prior to his or her nomination for (re)election. No director may be deemed independent unless the Board determines that he or she has no material relationship with Dover, directly or as an officer, shareholder or partner of an organization that has a material relationship with Dover.

Our Board has determined that each of the current members of the Board, except for Robert A. Livingston, who is the current management representative on our Board, has no material relationship with Dover and meets the independence requirements in the NYSE Listing Standards and the independence requirements of the SEC. In addition, all members of our Board, except for Mr. Livingston, meet the Dover Independence Standards, which are available on our website at www.dovercorporation.com.

Majority Standard for Election of Directors

Under our by-laws and corporate governance guidelines, the voting standard in director elections is a majority of the votes cast. Under the majority standard, a director must receive more votes in favor of his or her election than votes against his or her election. Abstentions and broker non-votes do not count as votes cast with respect to a director’s election. In contested director elections (where there are more nominees than available seats on the board), the plurality standard will apply.

For an incumbent director to be nominated for re-election, he or she must submit an irrevocable, contingent resignation letter. The resignation will be contingent on the nominee not receiving a majority of the votes cast in an uncontested election and on the Board’s acceptance of the resignation. If an incumbent director fails to receive a majority of the votes cast in an uncontested election, the Governance and Nominating Committee will make a recommendation to our Board concerning the resignation. Our Board will act on the resignation within 90 days following certification of the election results, taking into account the committee’s recommendation. The Board will publicly announce its decision and, if the resignation is rejected, the rationale for its decision.

Board Leadership Structure and Risk Oversight

Our Board has adopted a structure whereby the Chairman of the Board is an independent director. We believe that having a chairman independent of management provides strong leadership for the Board and helps ensure critical and independent thinking with respect to our company’s strategy and performance. Our Chief Executive Officer is also a member of the Board of Directors as the management representative on the Board. We believe this is important to make information and insight directly available to the directors in their deliberations. This structure gives us an appropriate, well-functioning balance between non-management and management directors that combines experience, accountability and effective risk oversight.

Our Board believes that risk oversight is the responsibility of the Board as a whole and not of any one of its committees. The Board periodically reviews the processes established by management to identify and manage risks and communicates with management about these processes. We have established a risk assessment team consisting of senior executives, which annually, with the assistance of a consultant, oversees an assessment made at the operating companies and the segments of the risk at those levels and, with that information in mind, performs an assessment of the overall risks our company may face. Each quarter this team reassesses the list at the Dover level, the severity of these risks and the status of efforts to mitigate them and reports to the Board on that reassessment.

Director Attendance at Shareholders Meetings

Our directors are expected to attend the annual shareholders meeting. All of the twelve directors then on the Board attended the Annual Meeting of Shareholders held on May 3, 2012.

Director and Executive Officer Stock Ownership

Our Board has adopted a policy that directors are expected to hold at any time a number of shares at least equal to the aggregate number of shares they received as the stock portion of their annual retainer during the past five years, net of an assumed 30% tax rate. Executive officers are expected to hold a number of shares with a value at least equal to a multiple of their annual salary. For a discussion of the executive officer share ownership guidelines, see “Executive Compensation – Compensation Discussion and Analysis – Section 5 – Other Compensation Programs and Policies.”

Directors’ Meetings; Self-evaluations

Our directors meet at regularly scheduled executive sessions at least quarterly without management representatives. Mr. Cremin, as Chairman of the Board of Directors, presides at these sessions. Our Board and its committees conduct annual self-evaluations of their performance.

Audit Committee Procedures; Disclosure Controls and Procedures Committee

The Audit Committee holds regular quarterly meetings at which it meets separately with each of our independent registered public accounting firm, PwC, our head of internal audit, financial management and our general counsel to assess certain matters including the status of the independent audit process, management’s assessment of the effectiveness of internal control over financial reporting and the operation and effectiveness of our compliance program. In addition, the Audit Committee, as a whole, reviews and meets to discuss the contents of each Form 10-Q and Form 10-K (including the financial statements) prior to its filing with the SEC. Management has a Disclosure Controls and Procedures Committee, which includes among its members our chief financial officer, our controller, our head of internal audit and our general counsel, as well as the chief financial officers of our segments. This management committee meets at least quarterly to review our earnings release and quarterly or annual report, as the case may be, for the prior quarter and our disclosure controls and procedures.

Complaints “Hotline”; Communication with Directors

In accordance with the Sarbanes-Oxley Act of 2002 (the “Sarbox Act”), the Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (“accounting matters”), and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting matters. Such complaints or concerns may be submitted to Dover, care of our Corporate Secretary or through the communications coordinator, an external service provider, by mail, fax, telephone or via the internet as published on our website. The communications coordinator forwards such communications to Dover’s general counsel without disclosing the identity of the sender if anonymity is requested. Shareholders and other interested persons may also communicate with our Board and the non-management directors in any of these same manners. Such communications are forwarded to the chair of the Governance and Nominating Committee and our general counsel.

Procedures for Approval of Related Person Transactions

We generally do not engage in transactions in which our senior executive officers or directors, any of their immediate family members or any of our 5% shareholders have a material interest. Should a proposed transaction or series of similar transactions involve any such persons and an amount that exceeds $120,000, it would be subject to review and approval by the Governance and Nominating Committee in accordance with a written policy and the procedures adopted by our Board, which are available with the governance materials on our website.

Under the procedures, management determines whether a proposed transaction requires review under the policy and, if so, presents the transaction to the Governance and Nominating Committee. The Governance and Nominating Committee reviews the relevant facts and circumstances of the transaction and approves or rejects the transaction. If the proposed transaction is immaterial or it is impractical or undesirable to defer the proposed transaction until the next committee meeting, the chair of the committee decides whether to (i) approve the transaction and report the transaction at the next meeting or (ii) call a special meeting of the committee to review and approve the transaction. Should the proposed transaction involve the Chief Executive Officer or enough members of the Governance and Nominating Committee to prevent a quorum, the disinterested members of the committee will review the transaction and make a recommendation to the Board, which disinterested members of the Board then approve or reject the transaction. No director may participate in the review of any transaction in which he or she is a related person.

Compensation Consultant Independence and Fee Disclosure

The Compensation Committee has the authority and discretion to retain external compensation consultants as it deems appropriate. The Compensation Committee has adopted a policy to ensure the continuing independence and accountability to the committee of any advisor hired to assist the committee in the discharge of its duties. The policy formalizes the independent relationship between the committee’s advisor and Dover, while permitting management limited ability to access the advisor’s knowledge of Dover for compensation matters. Under the policy, the committee will annually review and pre-approve the services that may be provided by the independent advisor without further committee approval. Compensation Committee approval is required prior to Dover retaining the independent advisor for any executive compensation services or other consulting services or products above an aggregate annual limit of $50,000.

Since February 2010, the Compensation Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its advisor. Semler Brossy does no other work for and has no other relationships with Dover. Semler Brossy focuses on executive compensation and does not have departments, groups or affiliates that provide services other than those related to executive compensation and benefits.

The Compensation Committee looks to its consultant to periodically review and advise regarding the adequacy and appropriateness of our overall executive compensation plans, programs and practices and, from time to time, to answer specific questions raised by the Compensation Committee or management. Compensation decisions are made by, and are the responsibility of, the Compensation Committee and our Board, and may reflect factors and considerations other than the information and recommendations provided by the Compensation Committee’s consultant.

To ensure independence of the compensation consultant, the consultant reports directly to the chair of the Compensation Committee and works specifically for the committee solely on compensation and benefits.

Semler Brossy’s fees (including expenses) for executive compensation consulting to the Compensation Committee in 2012 were approximately $226,000. Semler Brossy did not engage in any projects for management for 2012. The Compensation Committee has assessed the independence of Semler Brossy and concluded that its work for the Compensation Committee does not raise any conflict of interest.

Qualifications and Nominations of Directors

The Governance and Nominating Committee considers and recommends to the Board of Directors nominees for election to, or for filling any vacancy on, our Board in accordance with our by-laws, our governance guidelines, and the committee’s charter. The committee annually reviews the requisite skills and characteristics of board members as well as the size, composition, functioning and needs of our Board as a whole. To be considered for board membership, a nominee for director must be an individual who has the highest personal and professional integrity, who has demonstrated exceptional ability and judgment, and who will be most effective, in conjunction with the other nominees to our

Board, in collectively serving the long-term interests of all our shareholders. The committee also considers members’ qualifications as independent (the Board requires that at least two-thirds of its members be independent), the financial literacy of members of the Audit Committee, the qualification of Audit Committee members as “audit committee financial experts,” and the diversity, skills, background and experiences of Board members in the context of the needs of the Board. The Governance and Nominating Committee may also consider such other factors as it may deem to be in the best interests of Dover and its shareholders. Our Board believes it appropriate and important that at least one key member of Dover’s management participate as a member of our Board. In appropriate circumstances this number may be increased to two.

Whenever the committee concludes, based on the reviews or considerations described above or due to a vacancy, that a new nominee to our Board is required or advisable, it will consider recommendations from directors, management, shareholders and, if it deems appropriate, consultants retained for that purpose. In such circumstances, it will evaluate individuals recommended by shareholders in the same manner as nominees recommended from other sources. Shareholders who wish to recommend an individual for nomination should send that person’s name and supporting information to the committee, care of the Corporate Secretary or through our communications coordinator. Shareholders who wish to directly nominate an individual for election as a director, without going through the Governance and Nominating Committee or using our proxy material, must comply with the procedures in our by-laws.

Directors’ Compensation

Our non-employee directors receive annual compensation in an amount our Board sets from time to time. The directors’ annual compensation is payable partly in cash and partly in common stock in an allocation our Board may adjust from time to time. If any director serves for less than a full calendar year, the compensation to be paid to that director for the year will be pro-rated as deemed appropriate by the Compensation Committee.

For 2012 non-employee director compensation was as follows:

•	annual retainer of $220,000, payable $110,000 in common stock and $110,000 in cash;

•	Audit Committee chair - additional annual cash retainer of $15,000;

•	Compensation Committee chair and Nominating and Governance Committee chair—additional annual cash retainer of $10,000; and

•	Board Chairman - additional annual retainer of $150,000, payable $125,000 in cash and $25,000 in stock.

At the 2012 annual meeting of shareholders, the shareholders approved Dover’s 2012 Equity and Cash Incentive Plan (the “2012 Plan”). The common stock granted to non-employee directors in 2012 was granted under the 2012 Plan.

The table below sets forth the compensation paid to our directors (other than Mr. Livingston) for services in 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
David H. Benson	110,000	109,988	219,988
Robert W. Cremin	235,000	134,997	369,997
Jean-Pierre M. Ergas	120,000	109,988	229,988
Peter T. Francis	110,000	109,988	219,988
Kristiane C. Graham	110,000	109,988	219,988
Richard K. Lochridge	120,000	109,988	229,988
Bernard G. Rethore	110,000	109,988	219,988
Michael B. Stubbs	110,000	109,988	219,988
Stephen M. Todd	110,000	109,988	219,988
Stephen K. Wagner	110,000	109,988	219,988
Mary A. Winston	125,000	109,988	234,988

(1)	Amounts include the standard annual cash retainer, the Chairman’s additional cash retainer and the additional annual cash retainer for committee chairs. Mr. Livingston does not appear on this table because he is a management director and does not receive any additional compensation for his service as a director. Mr. Johnston joined our Board in February 2013 and, accordingly, is not included in this table.

(2)	On November 15, 2012, each non-employee director received 1,812 shares of common stock with an aggregate grant date fair market value of $109,988 (or in the case of Mr. Cremin, 2,224 shares with an aggregate grant date fair market value of $134,997). The dollar value is slightly lower than $110,000 (or $135,000 in the case of Mr. Cremin) because the grant is made in whole shares.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership, as of March 6, 2013 (except as otherwise stated), of our common stock by:

•	each director and each of our executive officers named in “Executive Compensation – Summary Compensation Table” (“NEOs”);

•	all of the directors and executive officers as a group including the NEOs; and

•	each person known to us to own beneficially more than 5% of our outstanding common stock.

The beneficial ownership set forth in the table is determined in accordance with the rules of the SEC. The percentage of beneficial ownership is based on 171,834,398 shares of common stock outstanding on March 6, 2013. In computing the number of shares beneficially owned by any shareholder and the percentage ownership of such shareholder, shares of common stock subject to options or stock settled stock appreciation rights (“SSARs”) held by that person that are currently exercisable or exercisable within 60 days of the record date have been included. Such shares, however, are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Fractional shares held in each of the NEO’s 401(k) accounts as well as the 401(k) accounts of the other officers of Dover and fractional shares acquired through dividend reinvestment have been rounded down.

Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares beneficially owned. Unless otherwise indicated, the business address for all directors and executive officers is c/o Dover Corporation, 3005 Highland Parkway, Downers Grove, Illinois 60515.

Name of Beneficial Owner	Number of Shares		Percentage
Directors (except Mr. Livingston):
David H. Benson	30,580	(1)	*
Robert W. Cremin	12,522		*
Jean-Pierre M. Ergas	42,142		*
Peter T. Francis	12,975		*
Kristiane C. Graham	693,475	(2)	*
Michael F. Johnston	0		*
Richard K. Lochridge	14,402	(3)	*
Bernard G. Rethore	10,165	(4)	*
Michael B. Stubbs	613,571	(5)	*
Stephen M. Todd	7,978		*
Stephen K. Wagner	3,978		*
Mary A. Winston	12,807		*
NEOs:
Brad M. Cerepak	88,523	(6)	*
Thomas W. Giacomini	130,648	(7)	*
Robert A. Livingston	745,214	(8)	*
Jeffrey S. Niew	64,096	(9)	*
William W. Spurgeon, Jr.	86,958	(10)	*
Directors and executive officers as a group (30 persons)	3,339,189	(11)	1.93%

BlackRock, Inc. (12)	9,839,181		5.73%
State Street Corporation (13)	9,923,997		5.78%
The Vanguard Group (14)	9,008,999		5.24%

* Less than one percent.

(1)	Includes 1,000 shares held by Mr. Benson’s spouse as to which Mr. Benson disclaims any beneficial ownership.

(2)	Includes 93,722 shares pledged to a bank as collateral for a line of credit, 259,481 shares held by foundations of which Ms. Graham is a director and in which she disclaims any beneficial ownership, 20,616 shares held in various trusts of which she is a co-trustee sharing voting and investment powers and in which she disclaims any beneficial ownership and 2,460 shares held by her minor children to which Ms. Graham disclaims any beneficial ownership.

(3)	Includes 11,436 shares held by a trust of which Mr. Lochridge is the trustee and 2,966 shares held in a ROTH IRA held by a trust owned by Mr. Lochridge.

(4)	Represents shares held by a trust of which Mr. Rethore is the trustee.

(5)	Includes 1,000 shares held by his spouse as to which Mr. Stubbs disclaims beneficial ownership, 20,972 shares held by a trust of which Mr. Stubbs is a co-trustee and various members of his immediate family are beneficiaries and 280,787 shares held in a grantor-retained annuity trust. Excludes 1,000,278 shares held by trusts of which Mr. Stubbs is a beneficiary.

(6)	Includes 80,883 shares in respect of SSARs and 904 shares held in our 401(k) plan; excludes 40,000 shares of restricted stock that vest on February 10, 2016 as to which Mr. Cerepak does not have voting rights and dividends accrued during the restricted period.

(7)	Includes 106,337 shares in respect of options and SSARs and 1,437 shares held in our 401(k) Plan.

(8)	Includes 633,731 shares in respect of options and SSARs and 15,169 shares held in our 401(k) plan.

(9)	Includes 63,800 shares in respect of options and SSARs and 296 shares held in our 401(k) plan.

(10)	Includes 41,978 shares in respect of options and SSARs and 8,252 shares held in our 401(k) plan.

(11)	Includes 51,878 shares that are owned by officers in our 401(k) plan and 1,602,982 shares in respect of options and SSARs.

(12)	Based on information contained in a Schedule 13G filed with the SEC on February 8, 2013 by BlackRock, Inc. BlackRock, Inc.’s offices are located at 40 East 52nd Street, New York, New York 10022.

(13)	Based on information contained in a Schedule 13G filed with the SEC on February 11, 2013 by State Street Corporation. State Street Corporation’s offices are located at State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(14)	Based on information contained in a Schedule 13G filed with the SEC on February 12, 2013 by The Vanguard Group. The Vanguard Group’s offices are located at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors and certain of our officers file reports of ownership and changes of ownership of our common stock with the SEC and the NYSE. Based solely on copies of such reports provided to us, we believe that all directors and officers filed on a timely basis all such reports required of them with respect to stock ownership and changes in ownership during 2012.

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed the independent registered public accounting firm of PricewaterhouseCoopers LLC (“PwC”) to audit the annual accounts of Dover and its subsidiaries for 2013. PwC has audited the financial statements for the company for more than three years. Representatives of PwC are not expected to be present at the Meeting.

Although shareholder ratification of PwC’s appointment is not required by Dover’s bylaws or otherwise, our Board of Directors is submitting the ratification of PwC’s appointment for the year 2013 to Dover’s shareholders. If the shareholders do not ratify the appointment of PwC, the Audit Committee will reconsider whether or not to retain PwC as Dover’s independent registered public accounting firm for the year 2013 but will not be obligated to terminate the appointment. Even if the shareholders ratify the appointment of PwC, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Dover’s interests.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2013.

Audit Committee Report

In accordance with the requirements of the Sarbox Act, the related SEC rules and the NYSE Listing Standards, the Audit Committee engaged the independent registered public accounting firm PwC to audit the annual accounts of Dover and its subsidiaries for 2012.

The Audit Committee is responsible for the duties set forth in its charter but is not responsible for preparing the financial statements, implementing or assessing internal control or auditing the financial statements. Dover’s management is responsible for preparing the financial statements, maintaining effective internal control over financial reporting and assessing the effectiveness of internal control over financial reporting. Dover’s independent auditors are responsible for auditing the financial statements and expressing an opinion on the effectiveness of internal control over financial reporting. The review of the financial statements by the Audit Committee is not the equivalent of an audit.

Pursuant to its oversight responsibilities, the Audit Committee discussed with PwC the overall scope and plans for the audit of Dover’s 2012 financial statements. The Audit Committee met with PwC, with and without Dover management present, to discuss the results of PwC’s examination, their assessment of Dover’s internal control and the overall quality of Dover’s financial reporting.

The Audit Committee reviewed and discussed, with both the management of Dover and PwC, Dover’s 2012 audited financial statements, including a discussion of critical accounting policies, the quality, not just the acceptability, of the accounting principles followed, the reasonableness of significant judgments reflected in such financial statements and the clarity of disclosures in the financial statements.

The Audit Committee also (1) discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (2) reviewed the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and discussed with PwC its independence, including any relationships or permitted non-auditing services described below under “Relationship with Independent Registered Public Accounting Firm,” that might impact PwC’s objectivity and independence.

The Audit Committee held a total of eight meetings in 2012 at which it reviewed financial information. Of those meetings: (i) two were to review and discuss full-year 2011 financial statements and the related earnings release or Dover’s Annual Report on Form 10-K for 2011; and (ii) three were to review and discuss Dover’s Quarterly Report on Form 10-Q for each of the first three quarters of 2012 and the related earnings releases.

At a meeting in January 2013, the Audit Committee reviewed and discussed the fourth quarter 2012 and full-year 2012 financial results and related earnings release. At a meeting in February 2013, the Audit Committee reviewed and discussed Dover’s Annual Report on Form 10-K for the full-year 2012 just prior to its filing with the SEC.

Based upon the review and discussions referred to above, the Audit Committee recommended that the audited financial statements for the year ended December 31, 2012 be included in Dover’s Annual Report on Form 10-K.

Audit Committee:	Mary A. Winston (Chair)
Bernard G. Rethore
Michael B. Stubbs
Stephen M. Todd
Stephen K. Wagner

Michael F. Johnston joined the Audit Committee after the reviews and discussions described above with respect to the full-year 2012 audited financial statements.

Relationship with Independent Registered Public Accounting Firm

As discussed above, the independent registered public accounting firm of PwC is the independent registered public accounting firm selected by the Audit Committee to audit our annual accounts and those of our subsidiaries for 2013.

Fees Paid to Independent Registered Public Accounting Firm

Audit Fees. Audit fees include fees for audit or review services in accordance with generally accepted auditing standards and fees for services that generally only independent auditors provide, such as statutory audits and review of documents filed with the SEC. Audit fees also include fees paid in connection with services required for compliance with Section 404 of the Sarbox Act. The aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PwC for consolidated auditing services to us and our subsidiaries for the years ended December 31, 2012 and December 31, 2011 were $7,323,000 and $7,837,000, respectively.

Audit-Related Fees. Audit-related fees include fees for assurance and related services that are reasonably related to the audit of our financial statements, such as due diligence services pertaining to potential business acquisitions and dispositions and consultations concerning the accounting and disclosure treatment of events and the impact of final or proposed rules and standards. The aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PwC for audit related services to us and our subsidiaries for the years ended December 31, 2012 and December 31, 2011 were $11,000 and $899,000, respectively.

Tax Fees. Tax fees include fees for services that are performed by professional tax staff other than in connection with the audit. These services include tax compliance services. The aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PwC for tax services to us and our subsidiaries for the years ended December 31, 2012 and December 31, 2011 were $941,000 and $961,000, respectively.

All Other Fees. Other fees include fees for non-audit services not listed above that do not impair the independence of the auditor and are not prohibited by the SEC or Public Company Accounting Oversight Board. The aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PwC for all other non-audit related services to us and our subsidiaries for the years ended December 31, 2012 and December 31, 2011 were $57,000 and $9,000, respectively.

Pre-Approval of Services Provided by Independent Registered Public Accounting Firm

Consistent with its charter and applicable SEC rules, our Audit Committee pre-approves all audit and permissible non-audit services provided by PwC to us and our subsidiaries. With respect to certain services which PwC has traditionally provided, the Audit Committee has adopted specific pre-approval policies and procedures. In developing these policies and procedures, the Audit Committee considered the need to ensure the independence of PwC while recognizing that, in certain situations, PwC may possess the expertise and be in the best position to advise us and our subsidiaries on issues and matters other than accounting and auditing.

The policies and procedures adopted by the Audit Committee allow the pre-approval by the Audit Committee of permissible audit-related services, non-audit-related services and tax services. Under the policies and procedures, pre-approval is generally provided for up to one year and any general pre-approval is detailed as to the particular services or category of services and is subject to a specific budget for each of them. The policies and procedures require that any other services be expressly and separately approved by the Audit Committee prior to such services being performed by the independent auditors. In addition, pre-approved services which are expected to exceed the budgeted amount included in a general pre-approval require separate, specific pre-approval. For each proposed service, the independent auditors and management are required to provide detailed information to the Audit Committee at the time of approval. The Audit Committee considers whether each pre-approved service is consistent with the SEC’s rules and regulations on auditor independence.

All audit-related and non-audit-related services of PwC during 2012 listed above under “Fees Paid to Independent Registered Public Accounting Firm” were pre-approved specifically or pursuant to the procedures outlined above.

Proposal 3 — Advisory Resolution to Approve Named Executive Officer Compensation

Each year, we offer our shareholders an opportunity to vote to approve, on an advisory and nonbinding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the rules of the SEC. Our shareholders are also entitled, at least once every six years, to provide an advisory nonbinding vote on how frequently the shareholders should be entitled to provide an advisory vote on the compensation of our NEOs. At the 2012 annual meeting of shareholders, the Board recommended and our shareholders overwhelmingly approved an annual advisory vote on executive compensation. Our Board anticipates next holding a shareholder advisory vote on the frequency of the advisory vote on executive compensation at the 2017 annual meeting of shareholders, although it could be sooner.

We are asking our shareholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. We believe that Dover’s compensation programs are well designed and reinforce our strategic focus on continued revenue and profit growth. Over the past few years, Dover has enacted many changes to its programs that are outlined in the Compensation Discussion and Analysis section of this Proxy Statement. We believe these changes have further strengthened the linkage between our compensation programs and the creation of shareholder value. At the 2012 annual meeting of shareholders, 95.6% of the voting shareholders approved the compensation of the named executive officers (the measure passed with 88% of the vote, taking into account abstentions and broker non-votes).

This vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Meeting:

“RESOLVED, that Dover’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Dover’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

The say-on-pay vote is advisory and therefore not binding on Dover, our Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. Each year we solicit comments from our top 20 shareholders on our compensation practices. In 2012 no compensation program or practice changes or problematic pay practices were identified from our outreach to our 20 largest shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

Proposal 4 — Shareholder proposal regarding the adoption of a simple majority voting standard

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California, 90278, beneficial owner of shares of Dover’s common stock valued at $2,000 or greater, has given notice that he intends to present a proposal for consideration at the Meeting. In accordance with SEC rules, the proposed resolution and supporting statement are printed verbatim below. The Board accepts no responsibility for the content and accuracy of the proposal and the supporting statement.

Proposal - Simple Majority Vote Right

RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School.

This proposals topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included James McRitchie and Ray T. Chevedden. Currently a 1%-minority can frustrate the will of our 79%-shareholder majority. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, expressed concern regarding the qualifications of our directors and the pay of our executives—$10 million for Robert Livingston.

GMI said a significant portion (50%) of annual incentive pay for our highest paid executives consisted of the executive pay committee’s subjective evaluation. Subjective elements can undermine effectiveness of an incentive plan. Additionally, our highest paid executives were eligible for long-term cash performance pay, which does nothing to link executive performance to long-term shareholder value.

Furthermore, equity pay consisted of performance shares that paid for sub-median performance and stock-settled stock appreciation rights that simply vest over time. Equity pay should have performance-vesting requirements to be aligned with shareholder interests. Market-priced stock options may provide rewards due to a rising market alone, regardless of an executive’s performance. Mr. Livingston also had a potential $38 million entitlement for a change in control and could even get $29 million if he kept his job.

Six directors had 11 to 18 years long-tenure which can seriously erode an independent perspective so valued for a board of directors. Plus these long-tenured directors controlled 8 of the 14 seats on our 3 board committees and 2 of the chairmanships. Four directors were age 70 to 74 and they controlled 75% of our nomination committee. Our two newest directors had no other director experience at a major company. Bernard Rethore, on our audit committee, had bankruptcy experience at Amcast Industrial to add to his long-tenure cloud.

Please encourage our board to respond positively to this proposal to strengthen our corporate governance and protect shareholder value:

Simple Majority Vote Right - Proposal 4

Opposition Statement of Dover

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPONENT’S PROPOSAL FOR THE FOLLOWING REASONS:

After careful consideration, the Board of Directors has determined that Proponent’s proposal is unnecessary, would not enhance shareholder value and would not be in the best interests of Dover and its shareholders. The Board believes that adherence to sound corporate governance policies and practices is important, and the Board is committed to ensuring that Dover is governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of its shareholders. The Board believes that approval of Proponent’s proposal would not further compliance with these high standards.

Under Dover’s existing governing documents, a simple majority vote requirement already applies to most matters submitted to a vote. As permitted by Delaware law, our shareholder-approved Restated Certificate of Incorporation (the “charter”) does, however, provide that if certain actions are to be taken by shareholders, those actions will require more than a majority vote, specifically: (i) certain business combinations with a “related person;” (ii) certain share repurchases from “interested shareholders” and (iii) amendment of certain provisions of our charter.

These enhanced voting requirements relate to fundamental aspects of our corporate governance. They have been included in our charter for many years and are commonly included in the corporate charters and bylaws of many publicly-traded companies. Contrary to the Proponent’s belief, these provisions are not inconsistent with shareholders’ rights but are in fact designed to provide protection for all shareholders. The purpose of the enhanced voting provisions is not to preclude change, but instead to ensure that extraordinary transactions and fundamental changes to corporate governance have the support of a broad consensus of our shareholders. The enhanced voting requirements protect shareholders, particularly minority shareholders, against the potentially self-interested actions of short-term investors. Without these provisions, it would be possible for a group of short-term shareholders to approve an extraordinary transaction that is not in the best interest of Dover and is opposed by nearly half of Dover’s shareholders.

The Board is subject to fiduciary duties under the law to act in a manner that it believes to be in the best interests of Dover and our shareholders. Shareholders, on the other hand, do not have the same fiduciary duties as the directors. As a result, a group of short-term shareholders may act in their own self-interest to the detriment of other shareholders. Our enhanced voting standards help guard against that risk.

Our enhanced voting provisions are intended to provide minority shareholders with a degree of protection against transactions that may be inadequately priced, unfair or coercive. The provisions are not intended to, and do not, preclude unsolicited, nonabusive offers to acquire Dover at a fair price but rather are designed, instead, to encourage any potential acquirer to negotiate directly with the Board. All but one of Dover’s Board members are independent under the standards adopted by the New York Stock Exchange. Dover believes that its independent Board is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all shareholders and to protect shareholders against abusive tactics during a takeover process. Elimination of the enhanced voting provisions could make it more difficult for our board to preserve and maximize value for all shareholders in the event of an unsolicited takeover bid by decreasing the acquirers’ incentive to negotiate with the Board and reducing the Board’s leverage in these negotiations.

The Proponent included as support for the proposal corporate governance concerns that are not accurately stated. The Proponent indicated that our compensation practices raise concerns, yet the shareholder advisory votes on executive compensation at our 2012 and 2011 Annual Meetings of Shareholders received the approval of 95.6% and 94.5% of our voting shareholders. In addition, 90.7% of the voting shareholders approved the 2012 Equity and Cash Incentive Plan at our 2012 Annual Meeting. The Proponent noted that our executive officers were eligible for long-term cash performance pay, which the Proponent claims does “nothing to link executive performance to long-term shareholder value.” Quite the contrary, long-term cash performance payments are based on the executives’ relevant business unit’s performance as measured by internal total shareholder return (“iTSR”), as the company believes increasing the entity value of its business as measured by internal total shareholder return creates long-term shareholder value for Dover shareholders. The adoption of iTSR as the performance metric was actually a change recommended by the compensation committee and adopted by the Board in 2009 specifically to more closely align cash performance pay targets to the creation of long-term shareholder value.

The Proponent also noted concerns about our board composition. Dover believes it has a thoughtful and rigorous board and director evaluation process to ensure that our directors individually have the requisite skills, expertise and experiences, and the board as a whole as well as its committees have the desirable composition, to promote shareholder value and serve the long-term interests of our shareholders. The Proponent noted that Mr. Rethore “had bankruptcy experience at Amcast Industrial.” In fact, Mr. Rethore declined to stand for re-election to the board of Amcast Industrial and retired from the board as of the company’s annual meeting in December 2003, almost a year before the company’s pre-packaged bankruptcy in November 2004. In 2008, Mr. Rethore was named an Outstanding Director in the U.S. by the Financial Times (FT) Outstanding Director Exchange for his role in maximizing shareholder value in the sale of Maytag. Last year he was designated a Board Leadership Fellow by the National Association of Corporate Directors. The Proponent also noted that our two newest directors had no other director experience at a major company. However, he failed to note that when Mr. Todd and Mr. Wagner, those two directors, joined our board, they were each retiring from long-standing distinguished careers at public company accounting firms, during which they regularly interacted with public company boards of directors but were prohibited from serving on such boards. Each of our directors received at least 96.2% of the votes cast in their election at the 2012 Annual Meeting.

Consistent with its current practice, the board will continue to evaluate appropriate corporate governance and changes to our governance structure, policies and practices that it believes will serve the best interests of Dover and our shareholders. The Board believes that more meaningful voting requirements are appropriate for extraordinary matters that could have a significant and long-term impact on our company. Therefore, the Board believes that retention of Dover’s few enhanced voting provisions remains in the long-term best interests of Dover and our shareholders and that the substantial benefits of those voting provisions do not come at the expense of prudent corporate governance. To the contrary, the voting requirements are designed to protect the interest of all shareholders.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides information about our 2012 compensation programs and Named Executive Officers (“NEOs”):

•	Robert A. Livingston, President & Chief Executive Officer

•	Brad M. Cerepak, Senior Vice President & Chief Financial Officer

•	Thomas W. Giacomini, President & Chief Executive Officer of Dover Engineered Systems, Inc.

•	Jeffrey S. Niew, President & Chief Executive Officer of Dover Communication Technologies, Inc.

•	William W. Spurgeon Jr., President & Chief Executive Officer of Dover Energy, Inc.

The contents of the Compensation Discussion and Analysis are organized into five sections:

•	Section 1 - Executive Summary - Performance and Pay

•	Section 2 - Compensation Decision Making for 2012

•	Section 3 - 2012 NEO Pay Decisions

•	Section 4 - Compensation Components

•	Section 5 - Other Compensation Programs and Policies

Compensation decisions were made utilizing the financial results that included the businesses placed in discontinued operations in the fourth quarter.

Section 1 — Executive Summary - Performance and Pay

2012 Dover Performance

2012 was another good year for Dover in a challenging environment. We were able to carry the momentum from outstanding years in 2010 and 2011 into 2012 based on our continued focus on core technological advantages, our commitment to industry leadership through innovation and building scale, and our dedicated and strong focus on the customer. With the market challenges of a weak Europe, a slowing China, and our disappointment with the early results at Sound Solutions, we did not meet all of our internal objectives for the year. However, we were still able to deliver strong financial results while we continued to make strategic investments that will foster long term growth. Financial highlights include:

•	revenue increased 10% to $8.1 billion for the year, reflecting growth of 5% organically and 6% from acquisitions;

•	earnings per share from continuing operations increased 11% to $4.53*;

* References herein to earnings per share is a reference to earnings per share on a fully diluted basis (“EPS”).

•	full-year segment margin expanded to 17.2%;

•	free cash flow of 12% of revenue;

•	a dividend increase of 11% – this is the 57th consecutive year that we have increased the dividend;

•	the announcement of an additional $1 billion share repurchase program.

Our financial results reflect our continuing momentum toward achieving our longer term objectives of 4-6% organic revenue growth, complimented by growth from acquisitions, segment margin expansion to 19%, and cash flow of greater than 10% of revenue. In 2012 we took significant steps toward achieving these goals by:

•	completing 7 acquisitions in our growth spaces, investing $1.2 billion that included Anthony, Maag Pump and PCS;

•	announcing the planned divestiture of two businesses that did not align with our long-term objectives;

•	increasing focus on our growth spaces with 77% of our revenue in our growth spaces, up from 56% in 2009; and

•	continuing our focus on capturing the benefits of common ownership with productivity gains from supply chain, lean manufacturing, and facility consolidation.

2012 Executive Compensation

Our compensation programs are designed to reward outstanding performance for both the short term and long term. In 2012 our financial performance was below our expectations, resulting in annual bonuses significantly below 2011 levels. For the three-year period ending in 2012, we had strong financial performance that is reflected in our total shareholder return (“TSR”) relative to our peer set. As a result, our three-year cash performance payout was well above target, and our performance share payout was also above target. The details of each compensation decision are described on pages 34 through 39. As highlighted in the following charts, the payouts from our compensation programs are highly variable with individual elements targeted to pay for performance for different periods:

Section 2 — Compensation Decision Making for 2012

Process

The process for making variable executive compensation decisions for 2012 began with goal setting at the beginning of the year and concluded with the actual compensation payout decisions in early 2013. The process is designed to allow the committee, the Board, and management time to reflect on and discuss information before being asked to approve a proposal or make decisions. The process involves four parties: the committee, the independent directors of the Board, the CEO, and the committee’s independent consultant. The roles of each in making compensation decisions are:

Compensation Committee. The committee is responsible to our Board for overseeing the development and administration of our compensation and benefits policies and programs. The committee, which consists of five independent directors, is responsible for the review and approval of the compensation for Dover’s executives. In addition, the committee is responsible for formulating the compensation recommendations for our Chief Executive Officer and approving all compensation recommendations for direct reports to our Chief Executive Officer. The committee is supported in its work by the Human Resources department, as well as by its independent compensation consultant, Semler Brossy.

Independent Directors of the Board. Independent directors of the Board who do not serve on the Compensation Committee play a critical role in compensation by (1) reviewing the performance of our Chief Executive Officer at least mid-year and following the end of the fiscal year, (2) providing vital feedback to our Chief Executive Officer about his performance and opportunities for improvement, and (3) reviewing the recommendation of the Compensation Committee and approving the compensation for our Chief Executive Officer.

Chief Executive Officer. Each year, within the guidelines approved by the committee and based on management’s review of competitive market data, our Chief Executive Officer recommends to the committee salaries, annual incentive awards, and long-term incentive awards for his direct reports, including other NEOs. In addition to market data and trends, these recommendations are based upon his assessment of each officer’s performance, the performance of the individual’s respective segment or function, and employee retention considerations. The committee reviews these recommendations and approves any compensation changes affecting our executive officers.

Our Chief Executive Officer does not play any role in matters affecting his own compensation other than providing the independent directors with a written self-assessment of his performance.

Independent Compensation Consultant. The committee has retained Semler Brossy as its independent executive compensation consultant. This firm routinely provides the committee with an evaluation of the market competitiveness of the executive compensation packages, an assessment of pay in relation to performance, input into CEO and other executive pay decisions and input on other compensation-related matters at the request of the committee. The firm reports directly to the committee, and the committee may replace the firm or hire additional consultants at any time. A representative of the firm attends meetings of the committee, upon request, and communicates with the committee chair between meetings. While the committee values the advice of its consultant, the committee is the sole decision-maker in regard to the compensation of executive officers.

For 2012 the process was as follows:

•

February 2012 - the committee and the independent directors of the Board reviewed and approved the financial performance targets for the annual incentive plan, and reviewed with the CEO his 2012 strategic objectives. The CEO approved the strategic goals for each of his direct reports, including the NEOs.

•	August 2012 - the committee, including the independent chair of the Board, provided the CEO with a mid-year performance assessment.

•

November 2012 - the committee reviewed and considered market compensation data and executive compensation trend information from its independent consultant. The committee also reviewed tally sheets to understand the full cost of each executive, share ownership levels, realized pay, and payouts under different termination scenarios.

•	January 2013 - the committee and the other independent directors of the Board met by conference call to discuss and evaluate the CEO’s performance.

•

February 2013 - the committee reviewed with the CEO the financial and strategic performance of each of his direct reports, along with the proposed pay actions. After discussion, the committee approved pay actions for each direct report. The committee certified the performance results for the incentive plans and developed a proposal for the CEO’s pay actions. The committee discussed their CEO pay proposal with the independent directors of the Board, which the directors discussed and considered before approving the pay actions for the CEO.

Pay Mix

Our executive compensation program for executive officers is designed to emphasize performance-based compensation. Fixed compensation elements, such as salary, although essential to a competitive compensation program, are not the focal point of our program. For a discussion of all of our compensation components and the objectives of each component, see the detailed discussion beginning on page 40. The majority of our NEOs’ compensation is “at risk,” which means that it varies year to year depending on factors such as our EPS, earnings before interest and taxes (“EBIT”), revenue or the

iTSR of a NEO’s business unit, our actual stock price performance and relative TSR versus that of our peers. We believe our financial metrics are the drivers of shareholder value, while the market measures focus on actual shareholder value creation.

The charts below reflect the target pay mix of our Chief Executive Officer and the average of our other NEOs.

Competitor Data — Peer Groups

In 2011 the committee launched an effort to identify peer companies that, taken together, more closely reflect Dover’s current size and portfolio, and better represent our market for executive talent. At the committee’s request, Semler Brossy led the process to update the peer companies.

Beginning in 2011, the committee now references two, overlapping peer groups in making executive compensation decisions - (1) a smaller, more tightly clustered group for assessing executive pay levels and practices, and (2) a broader group for assessing Dover’s financial performance and total shareholder return.

For assessing executive pay programs and levels, the committee selected a group of companies that are similar to Dover in terms of end market, complexity, revenue, and market capitalization. The original 22 companies were reduced to 21 with the merger of Cooper Industries and Eaton. We believe this group (listed below), in combination with survey-reported information, provides an appropriate representation of our market for executive talent.

Compensation Levels and Practice Peer Group For 2012

Cameron International	Illinois Tool Works	Roper Industries
Corning	Ingersoll-Rand	SPX Corp.
Danaher	Pall Corp.	Textron
Eaton Corp.	Parker-Hannifin	Timken Company
Emerson Electric	Pentair	Tyco International
Flowserve Corp.	Precision Castparts Corp.	Weatherford
FMC Technologies	Rockwell Automation	3M Company

Some key statistics on our current peer group include:

(In $ Millions)	2012 Revenue	2012 Market Capitalization
75th percentile	15,215	18,652
Median	8,502	12,689
Dover	8,104	11,822
25th percentile	5,100	8,558

For measuring relative shareholder return – the basis for our performance shares – the committee concluded that an expanded group of companies (building from the 21 above) would (1) better represent the range of alternatives for our shareholders’ capital and (2) help to mitigate the impact of any single-company events on relative performance measurements.

Company size was not explicitly considered in developing the expanded performance-benchmarking group, as it is less of a direct consideration when comparing shareholder returns. Other than size, each of the previously mentioned criteria was utilized in determining the performance benchmarking peer group.

Performance Share TSR Comparison Group Beginning With Awards Made in 2012

Actuant	Honeywell International	Rockwell Automation
AMETEK Inc	Hubbell Inc.	Roper Industries
Amphenol Corp	IDEX Corp.	Snap-on Inc.
Cameron International	Illinois Tool Works	SPX Corp.
Carlisle Companies	Ingersoll-Rand	Teledyne Technologies
Crane Co.	Lennox International	Textron
Corning	Nordson Corp.	Timken Company
Danaher	Pall Corp.	Tyco International
Eaton Corp.	Parker Hannifin	United Technologies
Emerson Electric	Pentair	Vishay Intertechnology
Flowserve Corp.	Precision Castparts Corp	Weatherford International
FMC Technologies	Regal Beloit Inc.	3M Company
Gardner Denver

This company peer group for pay was used to prepare the market data reviewed by the committee in November 2012. The company TSR peer group will be used to measure relative performance over the next three years to determine payouts for the performance shares awarded beginning January 2012. In 2012 the original 39 company TSR peer group was reduced to 37 companies. Cooper Industries and Thomas & Betts Corp. were removed from the group. Cooper Industries merged with Eaton, and Thomas & Betts Corp. was acquired by ABB.

Prior to the two new groups, Dover considered pay and performance data from 38 companies across nine sectors generally representative of Dover’s portfolio of companies. For determining performance share outcomes for the periods 2010-2012 (payouts made in February 2013) and 2011-2013 (payouts, if any, to be made in February 2014), shareholder returns are measured against the previous group of 37 companies (listed below). Similar to the current TSR peer group, the original 38 companies were reduced to 37 with the merger of Cooper Industries and Eaton.

Performance Share TSR Comparisons for Awards Granted in 2010 and 2011

Actuant Corp.	Honeywell International	Parker Hannifin
AGCO Corp.	Hubbell Inc.	Pentair
Agilent Technologies	IDEX Corp.	Precision Castparts Corp.
Ametek Inc.	Illinois Tool Works	Rockwell Automation
Cameron International	Ingersoll-Rand	Roper Industries
Carlisle Companies	ITT Corp.	SPX Corp.
Crane Co.	Leggett & Platt	Terex Corp.
Danaher	Manitowoc	Timken Company
Deere & Company	Masco Corp.	Tyco International
Eaton Corp.	Oshkosh Corp.	United Technologies
Emerson Electric	Paccar, Inc.	Weatherford Intl.
Flowserve Corp.	Pall Corp.	3M Company
FMC Technologies

In addition to peer group information, we also refer generally to pay data for manufacturing companies from the Mercer US Global Premium Executive Remuneration Suite, Towers Watson Survey Report on Top Management Compensation, Hewitt Total Compensation Management surveys and databases, and Equilar Top 25 Survey. We use these surveys because they include a broad range of manufacturing companies that are comparable to us in many ways, including geographic diversity, substantial U.S. operations, comparable revenues and operations in many of the same manufacturing sectors.

Section 3 — 2012 NEO Pay Decisions

The compensation awarded to our NEOs in 2012 reflects Dover’s strong financial performance and continued progress along its strategic path. However, actual compensation varies widely based upon performance of the individual’s business unit.

Annual Incentive Plan Award

The annual incentive is designed to reward our NEOs for the achievement of both their financial objectives and strategic objectives, which are linked to Dover achieving its longer term goals. The plan is funded for Section 162(m) purposes by the achievement of an EPS goal, as determined under the annual incentive plan. Achievement of our EPS target allows maximum bonuses to be paid, subject to the negative discretion of the committee in determining the final bonuses. Achievement below the target reduced bonus funding by 1% less for every 1% below target; achievement above target does not increase the bonus funding. For purposes of the annual incentive plan, our 2012 EPS target was $4.83 which, as permitted by the plan, reflects adjustments that (x) include any businesses acquired during the year and full-year results for any business that was placed in discontinued operations during the year (excluding any related goodwill impairment charges) and (y) exclude the impact of any share repurchase programs during 2012. We achieved plan EPS determined on the basis described above of $4.64 so bonuses were available to be paid at 96.1% of maximum, down from 142% for 2011.

The actual bonuses paid for the year are equal to or less than the amount funded for bonuses. Fifty percent of the paid annual incentive is for the achievement of financial results and 50% is for the achievement of strategic results. The financial targets listed below were utilized to determine the 50% of a NEO’s bonus tied to financial results.

	2012 Targets			2012 Results
	in $millions except for EPS
	EPS(1)	Sales	EBIT	EPS(1)	Sales	EBIT
Dover Corporation • Robert A. Livingston • Brad M. Cerepak	4.83	N/A	N/A	4.64	N/A	N/A
Dover Communication Technologies, Inc. • Jeffrey S. Niew	4.83	1,758	325	4.64	1,517	219
Dover Energy, Inc. • William W. Spurgeon, Jr.	4.83	2,161	523	4.64	2,173	539
Dover Engineered Systems, Inc. • Thomas W. Giacomini	4.83	3,427	520	4.64	3,420	502

(1)	As discussed above, EPS target and actual results for 2012 include any businesses placed in discontinued operations during 2012 (excluding any related goodwill impairment charges) and exclude any benefits of share repurchases during 2012. Accordingly, EPS target and “actual results” for 2012 do not represent EPS for 2012 as calculated and reported under general accepted accounting principles. Dover believes that including in the EPS full-year 2012 results any business placed in discontinued operations during 2012 but which were owned by Dover throughout the period is appropriate for determining overall operational performance of Dover as such businesses were continuing operations when the targets were established at the beginning of the year. Likewise, Dover believes that excluding the benefits of share repurchases is appropriate in considering EPS for incentive compensation purposes as the impact of share repurchases do not reflect operational performances of the Dover businesses.

The following table reconciles 2012 EPS as reported in our audited financial statements to our 2012 EPS for purposes of our annual incentive plan:

2012 fully diluted EPS from continuing operations	$4.53

Impact of businesses placed into discontinued operations during the year (excluding any related goodwill impairment charges)	0.17

Impact of shares repurchased under our share repurchase programs	(0.06)

2012 Annual Incentive Plan EPS Achieved	$4.64

Each of the NEOs had unique strategic objectives that were utilized to determine the remaining 50% of their annual incentive. The individual NEO strategic goals were linked to the overall success of Dover, as it continues to move forward on its strategic pathway to achieve consistent long-term success. The strategic goals for the CEO are developed by the Compensation Committee and approved by the Board. They are intended to focus on a limited and measurable set of goals which, if accomplished, will benefit the shareholders of Dover over the long-term. The CEO in turn develops strategic goals for his direct reports which focus on measurable accomplishments in their individual areas of responsibility which will also benefit the shareholders of Dover over the long-term. Listed below is a summary of each NEO’s performance against his strategic objectives.

Robert A. Livingston, President and Chief Executive Officer continued to lead the refinement of our strategy, affirming our focus in our five growth spaces: Fluid Solutions, Refrigeration and Food Equipment, Energy, Printing and Identification and Communication Technologies. He continued to lead our efforts to grow our core geographic markets, with particular emphasis on Asia, South America and the Middle East. Mr. Livingston’s continued emphasis on the development and implementation of a manufacturing strategy that aligns with our product innovation focus resulted in continued savings from our sourcing efforts, increased efforts in lean manufacturing, and the expansion of our Oracle ERP systems. The results from the recently acquired Sound Solutions were well below our expectations.

Other NEOs

•

Mr. Cerepak (Chief Financial Officer) continued to improve the effectiveness of the global finance team, particularly in internal audit, treasury and tax. In addition, he played a key role in the continued development of our corporate strategy.

•

Mr. Giacomini (CEO and President of Dover Engineered Systems, Inc.) led the successful integration of the Maag Pump acquisition, exceeding all of the objectives. In addition, he launched Dover Engineered System’s Operational Excellence initiative, meeting the productivity objectives for the business.

•

Mr. Niew (CEO and President of Dover Communication Technologies, Inc.) led the startup of our manufacturing site in Cebu, Philippines, which is on schedule and on budget. We continue to see significant growth in the MEMS microphone business. The results from the recently acquired Sound Solutions were well below our expectations.

•

Mr. Spurgeon (CEO and President of Dover Energy, Inc.) led the successful integration of several acquisitions, meeting the targets for the businesses. In addition, he played a key leadership role in aligning our resources across businesses in Brazil to better address the market opportunities. The continued focus on lean manufacturing throughout Dover Energy continues to show excellent results.

Overall, we did not achieve our financial targets in 2012, and this is reflected in payouts significantly below 2011. However, actual compensation varies widely based upon performance of the individual’s business unit and performance against specific strategic objectives.

	Annual Bonus in $			Annual Bonus % of Target
	2010	2011	2012	2010	2011	2012
Robert A. Livingston	2,100,000	1,525,000	1,020,000	187%	136%	91%
Brad M. Cerepak	868,684	972,361	580,000	165%	169%	101%
Thomas W. Giacomini	860,000	1,150,000	800,000	150%	200%	139%
Jeffrey S. Niew (1)			260,000			50%
William W. Spurgeon, Jr.	1,260,000	935,000	690,000	194%	144%	106%

(1)	Mr. Niew became the President and Chief Executive Officer of Dover Communication Technologies, Inc. and an executive officer of Dover in November 2011, and therefore we have not included information for prior years.

% of Target Bonus Achieved

Changes in Salary

For 2012 the Compensation Committee and independent directors kept all NEO salaries at the 2011 level. For 2013 the committee reviewed the compensation analysis of the company peer group provided by Semler Brossy to assess the competitiveness of each NEO’s base salary. Based on this review and with consideration to individual contributions and impact, the committee recommended, and the Board approved, a salary increase for Mr. Livingston of $50,000 to $950,000 per annum to address external equity concerns.

Additionally, based on the compensation review, the committee accepted Mr. Livingston’s recommendation that Mr. Cerepak’s salary be increased to $610,000 from $575,000 and that Mr. Giacomini’s salary be increased to $600,000 from $575,000. Both actions were completed to address internal and external equity concerns.

Annual Bonus and Long-Term Incentive Awards

The committee reviewed a competitive total compensation analysis for the company peer group recommended by Semler Brossy to assess the competiveness of each NEO’s total compensation. In addition, each element of a NEO’s compensation package was reviewed. Based on this review, the independent directors of the Board increased Mr. Livingston’s target long-term incentive grants for

2013 from $6,000,000 to $6,500,000 to address external equity concerns, while maintaining the strong linkage between pay and performance.

Additionally, based on the compensation review, the committee accepted Mr. Livingston’s recommendation that the value of the target annual bonuses and long-term incentive grants for the NEOs would not change, except for Mr. Cerepak. Mr. Cerepak’s target long-term incentive grant was increased by $500,000 to $1,750,000 for his 2013 grant. This was done to address both internal and external equity concerns. The resulting pay actions for each NEO are summarized below:

	2013
	Salary	Target Bonus	Target LTI
Robert A. Livingston	$950,000	125%	$6,500,000
Brad M. Cerepak	$610,000	100%	$1,750,000
Thomas W. Giacomini	$600,000	100%	$1,000,000
Jeffrey S. Niew	$525,000	100%	$1,000,000
William W. Spurgeon, Jr.	$650,000	100%	$1,000,000

Realized Long-Term Performance Based Compensation

Cash Performance Program

Our three-year cash performance program (“CPP”) rewards our executives for improving the value of the entity through earnings growth and cash flow generation over a three-year period. During the three-year plan period, Dover generated $4.1 billion in EBITDA and $2.3 billion of free cash. The payout methodology and details of the plan can be found on page 43. The payouts from the plan for the three-year periods ending December 31, 2010, 2011 and 2012 were:

Cycle ended:	CPP Payout in $			CPP Payout as % of Original Grant
	2010	2011(1)	2012	2010	2011	2012
Robert A. Livingston	—	479,779	4,251,500	0%	123%	425%
Brad M. Cerepak (2)	N/A	N/A	1,275,000	N/A	N/A	425%
Thomas W. Giacomini	—	—	1,440,000	0%	0%	360%
Jeffrey S. Niew (3)			1,640,000			547%
William W. Spurgeon, Jr.	831,344	1,276,000	2,178,000	158%	242%	544%

(1)	CPP payouts in 2011 were based on the segment structure in place at the beginning of 2011.

(2)	Mr. Cerepak joined the company in 2009 and received his first CPP award in February 2010.

(3)	Mr. Niew became the President and Chief Executive Officer of Dover Communication Technologies, Inc. and an executive officer of Dover in November 2011, and therefore we have not included information for prior years. Mr. Niew’s CPP payout for the period ended December 31, 2012 was based on a performance target established in 2010 when he was President and Chief Executive Officer of Knowles Electronics.

CPP Payout as a % of Target

Performance Shares

In February 2010, we issued performance share awards that may be earned over three years based on the TSR of Dover’s stock relative to its peer group over that time period. For the three-year period ending December 31, 2012, Dover had a TSR of 68.5%, placing it at the 64.5 percentile of its peer group. This results in a payout of 158% of the original grant. As a result, Mr. Livingston received 36,847 shares of Dover stock and each of Messrs. Cerepak, Giacomini and Spurgeon received 5,527 shares. As Mr. Niew was then the president of one of our operating companies, he did not receive a performance share award in 2010. A detailed description of the performance share component of long-term compensation is on page 44.

Section 4 – Compensation Components

Dover offers a compensation program that provides structure and commonality across all of its operating companies. The following chart represents the components of our compensation and is not to scale for any particular NEO:

Executive Compensation Program

Consistent with our pay for performance practice, we provide the following compensation and benefits components to our executive officers, including our NEOs. Our philosophy and practices will continue to evolve over time in response to changes in market conditions, legal requirements and/or other objective and subjective considerations, including risk management considerations. This program will be used to determine salary ranges, annual bonus and long-term incentive opportunities and performance criteria.

Compensation	Objective	Determining the Value	Page Reference
Salary	To provide a reasonable fixed level of annual cash compensation.	Individual salaries are set based on the executive’s responsibilities, performance, skills and experience as compared with relevant and comparable market talent. The market median is the reference for salaries.	42
Annual Incentive Plan Bonus	To encourage and reward the executive officer’s contribution toward producing strong financial and operating results and advancing our corporate strategy.	Awards are based 50% on financial performance (an assessment of EPS, revenue and/or earnings for the executive’s relevant business unit) and 50% on contributions to strategic initiatives.	42
Long-Term Cash Performance Program Award	To encourage and reward an executive officer’s contribution in producing strong financial and operating results over a three-year period and to retain talented executives.	Payouts, if any, are based on each business unit’s performance as measured by iTSR.	42
Equity Awards	To encourage executive officers to focus on long-term performance, to retain talented executives and to align their interests with those of our shareholders.	SSAR awards have value only to the extent our stock price appreciates over the stock price at the time of grant of the award; time vesting only. A portion of the equity award for each senior executive officer, including all NEOs, is in the form of performance shares. Performance shares vest based on our three-year total shareholder return compared to that of our peer group.	44
Benefits	To provide competitive benefits, including tax-efficient retirement benefits, to retain talented executives and to encourage them to focus on long-term performance.	Health and welfare plans and qualified retirement plans are generally available to most employees. Deferred compensation and enhanced retirement plan limited to executive participation to deliver more competitive retirement benefits.	45
Severance Benefits	To provide fair and consistent severance benefits and avoid individual negotiations.		44
Change-in-Control Severance Benefits	To retain talent in the event of a change-in-control. To provide consistent severance benefits in the event of termination following a change-in-control and avoid individual agreements.		44

Salary

We set salaries of our executive officers at levels that are intended to motivate and reward annual achievements and continued service to us. Our executive salary structure uses the median as a reference for determining salaries, reflecting a philosophy that base compensation should range around the market median, with above-market compensation reflecting exceptional performance. This use of the median as a reference is also consistent with current market practice of our peer companies.

Performance-Based Compensation

We offer incentive compensation on an annual and longer-term basis.

Annual Incentive Plan Bonus (AIP)

An annual incentive plan bonus may be earned each year based on an individual’s performance against both financial and individual strategic goals. The annual bonus is funded for Section 162(m) purposes and then reduced to the final award based on financial and strategic goal achievement. An AIP target is determined according to an executive’s business/function complexity, size, and overall impact on Dover’s results, as well as strategic leadership and managerial responsibility.

For 2012, 50% of a NEO’s annual bonus was based on the achievement of financial performance criteria based on EPS, revenue and/or operating earnings for segment executives. The other 50% of the annual bonus was based on the achievement of individual strategic objectives related to long-term value creation for Dover shareholders. Executives can achieve up to 200% of their target bonus for performance that is significantly above the targeted performance. They can receive significantly less than the target bonus for performance below the targeted level. Dover believes that balancing the measurement of performance for the AIP between financial and strategic objectives is an important factor in mitigating risk and creating long-term value for our shareholders.

Long-Term Incentive Plan (LTIP)

We offer senior executive officers incentive compensation over periods of time longer than one year under our LTIP. Awards made to executive officers through 2012, including CPP and performance share awards paid out in February 2013, were made under the 2005 Plan. Beginning with February 2013 awards, long-term incentive awards to executive officers will be made under the 2012 Plan, which was adopted by the Board of Directors and our stockholders in 2012. The terms of the 2012 Plan are substantially similar to the terms of the 2005 Plan with certain substantive changes which were described in detail in the proxy statement for the 2012 annual meeting at which the 2012 Plan was adopted. Among the changes detailed, the 2012 Plan expands the types of awards we may grant to include restricted stock units for executives and employees and equity awards to non-employee directors in the form of shares or deferred stock units. The committee believes that compensation earned over a longer period helps retain highly qualified executive officers and motivates them toward longer-term goals that will benefit shareholders.

Long-term incentive awards are generally made only once each year at the scheduled February committee meeting shortly after announcement of earnings for the prior year. Except in very limited circumstances, the committee does not grant awards at any other time during a given year. All SSAR grants, whenever made, have an exercise or base price equal to our stock’s closing price on the NYSE on the date of grant. Mid-year hires who participate in the long-term incentive plan usually receive their first grant the following February.

The following table summarizes the components of our LTIP and the related performance criteria:

LTIP Component	Performance Criteria	Vesting or Exercise Period
CPP awards	iTSR	Awards vest and are paid in cash at the end of a three-year performance period.
SSARs	Market price of our common stock	SSARs are not exercisable until three years after grant; thereafter, they remain exercisable for another seven years.
Performance shares	TSR relative to performance peer group	Awards vest and are settled using shares at the end of a three-year performance period.

The 2012 awards were provided based on a present value grant amount which is based on the executive’s position and responsibility. The resulting dollar value was allocated between cash performance program awards, stock-settled stock appreciation rights, and performance shares with such allocation based on the executive’s responsibilities across our organization. Executives with comparable positions and responsibilities will have similar long-term incentive compensation opportunities.

For a discussion of the 2012 awards, see “Summary Compensation Table” later in this Proxy Statement.

Cash Performance Program Awards. We make cash performance awards annually for the three-year performance period commencing with the year of the award. Any payout of cash performance awards will occur three years later, conditional upon the calculated level of achievement relative to the preset iTSR targets by the participant’s business unit over the three-year period.

Payouts of cash performance awards are made on a sliding scale using the following formula:

No payouts will be made unless iTSR equals or exceeds 6%. The payout to any individual may not exceed $5,000,000 and total payouts for all participants for a business unit may not exceed 1.75% of the value created at that business unit over the three-year performance period.

iTSR is a measure of the change in an entity value plus the free cash flow generated by the entity over the three-year time period. In the case of iTSR, entity value is determined by using a multiple of the entity’s EBITDA. We believe increasing the entity value as measured by iTSR creates long-term shareholder value.

For a discussion of the 2012 payouts, see “Summary Compensation Table” later in this Proxy Statement.

Equity Awards. Equity awards generally consist of SSARs and performance shares.

SSARs. All SSARs are granted with ten-year terms and are not exercisable until three years after their grant. The exercise or base price of all SSARs is the closing price of our stock on the date of grant.

Performance Shares. Performance shares represent potential payments of common stock based on our TSR relative to that of our peer group over the three-year performance period. Dividends are not earned during the performance period.

Actual payments may range from 0% to 200% of target grant, as follows:

Restricted Shares. Dover grants awards of restricted shares in limited circumstances, such as for retention or recognition of special achievements. Beginning in 2011, dividends are accrued during the vesting period and paid only when the shares vest.

Section 5 – Other Compensation Programs and Policies

Executive Severance

Our executive officers do not have employment contracts. All of our NEOs are eligible to participate in the severance plan. Under the plan, if we terminate a NEO’s employment without cause (as defined in the severance plan), the NEO will generally be entitled to receive twelve months of salary and healthcare benefits continuation; a prorated bonus for time worked during the year; and the next payable CPP award. See “Potential Payments Upon Termination or Change-in-Control.”

Senior Executive Change-in-Control Severance Plan

We have a senior executive change-in-control (“CIC”) severance plan. The CIC severance plan establishes the severance benefits payable to eligible executives if they are involuntarily terminated following a change-in-control. All of our NEOs are eligible to participate in the CIC severance plan. The CIC severance plan does not provide any gross-up for taxes. An executive eligible to participate in the CIC severance plan as of the date of a change-in-control will be entitled to receive severance payments under the plan if, within 18 months after the change-in-control, either the executive’s employment is terminated by the company without “cause” or he or she terminates employment for “good reason” (as such terms are defined in the plan). The severance payments and benefits will consist of: a lump sum payment equal to 2.99 times their annual salary and bonus, reduced to 2.0 for a termination date that occurs after December 31, 2015; and one year of health care benefit continuation. See “Potential Payments Upon Termination or Change-in-Control.”

No executive may receive severance benefits under more than one plan or arrangement. Dover does not provide tax gross-ups in the senior executive change-in-control severance plan. Dover does use a “best net” approach where we pay the higher of the severance payment called for under the plan or the maximum severance payable before excise taxes are incurred.

Three of our NEOs, including the CEO, had individual severance agreements that were in effect at the time the new policy was put into effect in 2010. These agreements have not been renewed and the applicable tail periods will expire on July 1, 2013. After the expiration of the tail periods, all the NEOs will be eligible only for benefits under the severance plan and the CIC severance plan. Potential payments to our NEOs in the event of a change-in-control under these agreements or under our benefit plans are set forth below in “Potential Payments Upon Termination or Change-in-Control.”

Benefits

401(k), Pension Plan and Health & Wellness Plans. Our executive officers are able to participate in retirement and benefit plans generally available to our employees on the same terms as other employees. Dover and most of our businesses offer a 401(k) plan to substantially all U.S.-based employees and provide a company matching contribution denominated as a percentage of the amount of salary deferred into the plan by a participant during the course of the year. Some of our U.S.-based employees, including all of our NEOs, also participate in a tax-qualified defined benefit pension plan. All of our U.S.-based employees are offered a health and wellness plan (including health, term life and disability insurance). NEOs do not receive enhanced health and wellness benefits.

Non-Qualified Retirement Plans. We offer two non-qualified plans with participation generally limited to individuals whose annual salary and bonus earnings exceed the IRS limits applicable to our qualified plans: our pension replacement plan (“PRP”) and our deferred compensation plan.

Benefits under the PRP are determined using the benefit calculation and eligibility criteria as under the pension plan, except that U.S. Internal Revenue Code limits on compensation and benefits do not apply. Prior to December 31, 2009, the Participants in the PRP accrued benefits greater than those offered in the pension plan. Effective January 1, 2010, we modified this plan so that executives subject to U.S. Internal Revenue Service compensation limits will accrue future benefits that are substantially the same as benefits under the pension plan. Individuals who participated in the PRP prior to January 1, 2010 will receive benefits calculated under the prior benefit formula through December 31, 2009 and benefits calculated under the lower PRP benefit formula on and after January 1, 2010. Amounts receivable by the executives under the PRP are reduced by any amounts receivable by them under the pension plan and the amounts of the company match in the 401(k) plan.

We offer a deferred compensation plan to allow participants to elect to defer their receipt of up to 50% of salary and 100% of bonus and any payout of a cash performance award. We do not consider the deferred compensation plan to play a major role in our compensation program, as we do not match any amounts deferred or guarantee any particular return on deferrals. The plan merely permits executive officers to defer receipt of part of their compensation to later periods and facilitates tax planning for the participants.

Impact of Say-on-Pay Vote

We are continuously reviewing all components of our compensation program and encourage shareholder comment. Our consistent focus on pay for performance and strong governance practices was reinforced through our strong 2012 say-on-pay voting results. Our 2012 say-on-pay vote received 95.6% support of the shareholders (the measure passed with 88% of the vote, taking into account abstentions and broker non-votes). In addition, each year we solicit comments from our top 20 shareholders on our compensation practices. In 2012, our top shareholders did not make any specific suggestions on how to improve our compensation programs.

Clawback Policy

Currently, only our PRP and annual incentive plans include clawback provisions. We intend to adopt a broader recovery policy once the SEC finalizes the rules in this area.

Anti-hedging and Anti-pledging Policy

Currently, all employees who receive an award under our long-term incentive plan, including all NEOs, are prohibited from hedging or pledging their position in Dover stock.

Perquisites

We have no formal executive perquisite program, nor does the company own or operate any corporate aircraft. Management and the committee believe that providing significant perquisites to executive officers would not be consistent with our overall compensation philosophy. No NEO received significant perquisites in 2012.

Shareholding Guidelines

We believe that our executives will most effectively pursue the long-term interests of our shareholders if they are shareholders themselves. In 2009, the Compensation Committee adopted formal share ownership guidelines (subject to exceptions that may be granted by the committee for significant personal events or retirement planning). Based on current share holdings, we expect each NEO to meet the relevant guidelines within five years after the guidelines become applicable to the individual.

The committee reserves the right to provide a portion of annual bonus and/or cash performance awards in stock for any officer who fails to meet or make satisfactory progress toward satisfying the guidelines within the required time.

Risk Assessment

In 2012, Dover, with the assistance of Towers Watson, conducted an update to the formal risk review for all company compensation and benefit programs conducted in 2010 and updated in 2011. Towers Watson inventoried compensation and benefits programs across the operating companies, segments, and corporate globally which had been added or changed significantly from 2010. Towers Watson then collected key information about each program including number of participants, target annual awards or expected spend, income statement and balance sheet accounts tied to the program, performance metrics, and summary design features. Towers Watson used selection criteria developed with Dover management to choose individual programs for in-depth review. No programs were found to present a material adverse risk to the financial statements of Dover.

Independent Compensation Committee Advisor Policy

In November 2010, the committee approved a policy to ensure the continuing independence and accountability to the committee of any advisor hired to assist the committee in the discharge of its duties. The policy formalizes the independent relationship between the committee’s advisor and management, while permitting management limited ability to access the advisor’s knowledge of Dover for compensation matters. Under the policy, the committee will annually review and pre-approve the services that may be provided to management by the independent advisor without further committee approval. Committee approval is required prior to management retaining the independent advisor for any executive compensation services or other consulting services or products above an aggregate annual limit of $50,000.

Tax Deductibility; Section 162(m)

Our AIP, cash performance awards and performance share awards covered under our 2005 Plan are designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code which limits our ability to deduct, in calculating our corporate income tax, compensation in excess of $1 million to specified executive officers unless the compensation is performance-based, among other requirements. We consider tax deductibility to be an important, but not the sole or primary, consideration in setting executive compensation. Accordingly, the committee has the authority to approve, and in specific situations has approved, the payment of compensation that may not be deductible when it believes such payments are in the best interests of our shareholders.

Compensation Committee Report

We reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2012.

Based on the review and discussions referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in Dover’s Annual Report on Form 10-K for the year ended December 31, 2012.

Compensation Committee:	Richard K. Lochridge (Chair)
Robert W. Cremin
Jean-Pierre M. Ergas
Peter T. Francis
Kristiane C. Graham

Summary Compensation Table

The Summary Compensation Table and notes show all remuneration for 2012 provided to our NEOs, consisting of the following officers:

•	our Chief Executive Officer;

•	our Chief Financial Officer; and

•	our three other most highly compensated executive officers as of the end of 2012.

The determination of the most highly compensated executive officers is based on total compensation paid or accrued for 2012, excluding changes in the actuarial value of defined benefit plans and earnings on nonqualified deferred compensation balances.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Robert A. Livingston President and Chief Executive Officer	2012	900,000	1,020,000	1,321,121	4,076,846	4,251,500	3,010,456	9,293	14,589,216
	2011	900,000	1,525,000	1,372,704	3,627,567	479,779	2,995,045	14,590	10,914,685
	2010	900,000	2,100,000	1,340,724	3,263,063	0	219,703	99,051	7,922,541
Brad M. Cerepak Senior Vice President and Chief Financial Officer	2012	575,000	580,000	206,439	778,568	1,275,450	206,573	8,526	3,630,556
	2011	575,000	972,361	2,869,547	665,055	—	151,982	14,297	5,248,242
	2010	525,000	868,684	201,100	598,228	—	88,325	14,455	2,295,792
Thomas W. Giacomini President and Chief Executive Officer of Dover Engineered Systems, Inc. (7)	2012	575,000	800,000	165,122	509,599	1,440,343	550,921	7,040	4,048,025
	2011	575,000	1,150,000	205,947	544,134	0	357,763	15,719	2,848,563
	2010	575,000	860,000	629,900	489,463	0	48,852	22,572	2,625,787
Jeffrey S. Niew President and Chief Executive Officer of Dover Communication Technologies, Inc. (8)	2012	525,000	260,000	165,122	509,599	1,639,532	181,301	7,040	3,287,594
William W. Spurgeon, Jr. President and Chief Executive Officer of Dover Energy, Inc.	2012	650,000	690,000	165,122	509,599	2,178,420	1,157,247	11,811	5,362,199
	2011	650,000	935,000	205,947	544,134	1,276,000	1,014,832	14,855	4,640,768
	2010	650,000	1,260,000	201,100	489,463	831,344	0	14,132	3,446,039

(1)	Bonus amounts generally represent payments under our AIP for the year indicated which payments are made in the first quarter of the following year. The AIP constitutes a non-equity incentive plan under FASB ASC Topic 718. Although they are based on the satisfaction of pre-established performance targets, these amounts are reported in the bonus column rather than the non-equity incentive plan compensation column to make clear that they are annual bonus payments for the year indicated and to distinguish them from the payouts under the cash performance awards granted under the 2005 Plan for the three-year performance period ended December 31 for 2010, 2011 and 2012. For 2010, in addition to his bonus under the AIP, Mr. Cerepak received a discretionary bonus of $28,684 which is reflected in the number in the table.

(2)	The amounts generally represent the aggregate grant date fair value of performance shares under the 2005 Plan granted during the year indicated, calculated in accordance with FASB ASC Topic 718. Under FASB ASC Topic 718, the performance share awards are considered market conditioned awards and no probability assessment is made in calculating grant date fair value. The grant date fair values for the 2012, 2011 and 2010 performance share awards, respectively, were determined in accordance with FASB ASC Topic 718 using values of $71.98, $91.41 and $57.49 per share calculated using the Monte Carlo simulation model. The amount for 2011 for Mr. Cerepak also reflects the grant date fair value, calculated in accordance with FASB ASC Topic 718, of 40,000 of restricted stock granted on February 10, 2011. The amount for 2010 for Mr. Giacomini also reflects the grant date fair value, calculated in accordance with FASB ASC Topic 718, of 10,000 shares of restricted stock granted on February 11, 2010.

(3)	The amounts represent the aggregate grant date fair value of SSAR awards granted during the year indicated, calculated in accordance with FASB ASC Topic 718 and do not correspond to the actual value that might be realized by the named executives. For a discussion of the assumptions relating to calculation of the cost of equity awards, see Note 12 to the Notes to the Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2012.

(4)	Amounts represent the payouts earned under cash performance awards granted under our 2005 Plan for the three-year performance period ended on December 31 of the year indicated. The actual payouts were made during the first quarter of the following year. See the column under Note (1) for additional amounts paid as non-equity incentive plan compensation.

(5)	Amounts represent changes in present value of accumulated benefits under the pension plan and/or PRP (formerly SERP) during the year indicated. Mr. Cerepak is not yet vested in benefits under either plan. The 2010 present value of Mr. Spurgeon accumulated benefits was zero because the aggregate value declined from 2009. The present value of his benefits under the PRP declined by $130,107 largely due to the change in retirement age assumption discussed below.

Effective January 1, 2010, Dover changed the PRP so that benefits accrued after January 1, 2010 are not eligible for unreduced benefits prior to age 65. As a result, the retirement age assumption changed from age 62 to age 65. This change in assumption decreases the present value of PRP benefit accrued through December 31, 2009, since this portion of the PRP is eligible for unreduced benefits at age 62 for all executives except Mr. Cerepak. Prior to the change in the retirement age assumption, the change in pension value for 2010 was $1,899,000 (Livingston), $210,000 (Giacomini), and $531,000 (Spurgeon).

(6)	The amounts for 2012 for the named executive officers are categorized as follows: For Messrs. Livingston and Cerepak, each had $7,040 in 401(k) matching contributions and $2,253 and $1,486, respectively, in spousal travel expenses. For Messrs. Giacomini and Niew, each had $7,040 in 401(k) matching contributions. The amounts for Mr. Spurgeon reflect $7,040 in 401(k) matching contributions, $1,038 in in spousal travel expenses and $3,733 in health club membership reimbursement.

The amounts for 2011 are characterized as follows: For Messrs. Livingston, Cerepak, Giacomini and Spurgeon, each had $11,760 in 401(k) matching contributions and $2,830, $2,537, $3,959 and $3,095, respectively, in spousal or personal travel and gifts.

The amounts for 2010 are categorized as follows: For Mr. Livingston, the amount reflects $11,760 in 401(k) matching contributions, $82,442 in relocation expense and $4,849 in tax gross-up payments. The amounts for Messrs. Cerepak and Spurgeon reflect $11,760 in 401(k) matching contributions and $2,695 and $2,372, respectively, in spousal travel expenses. The amounts for Mr. Giacomini reflect $11,760 in 401(k) matching contributions, $5,162 in relocation expenses, $3,363 in tax gross-up payments and $2,287 in spousal travel expenses.

(7)	Mr. Giacomini was President and Chief Executive Officer of Dover Industrial Products, Inc. from July 10, 2009 to November 2011 and prior thereto, was President of Dover Industrial Products, Inc.

(8)	Mr. Niew became the President and Chief Executive Officer of Dover Communication Technologies, Inc. and an executive officer of Dover in November 2011, and therefore we have not included information for prior years. Prior to November 2011, Mr. Niew was President and Chief Executive Officer of Knowles Electronics.

Grants of Plan-Based Awards in 2012

All awards listed in the table below have a grant date of February 9, 2012.

Name	Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Thres- hold (1)($)	Target ($)	Maximum ($)		Thres- hold (1)(#)	Target (#)	Maximum (#)
Robert A. Livingston	SSAR (2)	n/a	n/a	n/a		n/a	n/a	n/a	n/a	220,251	65.38	4,076,846
	Performance Shares (3)	n/a	n/a	n/a		0	18,354	36,708	n/a	n/a	n/a	1,321,121
	CPP (4)	0	1,200,000	5,000,000	(6)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Bonus Plan (5)	0	1,125,000	2,250,000		n/a	n/a	n/a	n/a	n/a	n/a	n/a
Brad M. Cerepak	SSAR (2)	n/a	n/a	n/a		n/a	n/a	n/a	n/a	42,062	65.38	778,568
	Performance Shares (3)	n/a	n/a	n/a		0	2,868	5,736	n/a	n/a	n/a	206,439
	CPP (4)	0	375,000	2,812,500		n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Bonus Plan (5)	0	575,000	1,150,000		n/a	n/a	n/a	n/a	n/a	n/a	n/a
Thomas W. Giacomini	SSAR (2)	n/a	n/a	n/a		n/a	n/a	n/a	n/a	27,531	65.38	509,599
	Performance Shares (3)	n/a	n/a	n/a		0	2,294	4,588	n/a	n/a	n/a	165,122
	CPP (4)	0	400,000	3,000,000		n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Bonus Plan (5)	0	575,000	1,150,000		n/a	n/a	n/a	n/a	n/a	n/a	n/a
Jeffrey S. Niew	SSAR (2)	n/a	n/a	n/a		n/a	n/a	n/a	n/a	27,531	65.38	509,599
	Performance Shares (3)	n/a	n/a	n/a		0	2,294	4,588	n/a	n/a	n/a	165,122
	CPP (4)	0	400,000	3,000,000		n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Bonus Plan (5)	0	525,000	1,050,000		n/a	n/a	n/a	n/a	n/a	n/a	n/a
William W. Spurgeon, Jr.	SSAR (2)	n/a	n/a	n/a		n/a	n/a	n/a	n/a	27,531	65.38	509,599
	Performance Shares (3)	n/a	n/a	n/a		0	2,294	4,588	n/a	n/a	n/a	165,122
	CPP (4)	0	400,000	3,000,000		n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Bonus Plan (5)	0	650,000	1,300,000		n/a	n/a	n/a	n/a	n/a	n/a	n/a

(1)	Represents the minimum amount payable for a certain level of performance. Under each of our plans, there is no guaranteed minimum payment.

(2)	Represents an award of SSARs under the 2005 Plan that will not be exercisable until February 9, 2015. The grant date fair value was calculated in accordance with FASB ASC 718, using a Black-Scholes value of $18.51 per SSAR.

(3)	Represents an award of performance shares under the 2005 Plan. The performance shares vest and become payable after the three-year performance period ending December 31, 2014 subject to the achievement of the applicable performance goal. The performance share awards are considered market condition awards per FASB ASC 718 and the grant date fair value for the awards was calculated in accordance with FASB ASC 718, using a value of $71.98 per share calculated using the Monte Carlo simulation model.

(4)	Represents a cash performance award under the 2005 Plan made on February 9, 2012 for the three-year performance period 2012 through 2014 compared to the base year 2011. The actual cash payout, if any, at the end of the three-year performance period will be equal to the award amount multiplied by a percentage reflecting the level of achievement of the iTSR target by the executive’s business unit over the three-year period. The target amount shown assumes the award amount is multiplied by 100%.

(5)	The amounts shown in this row reflect the potential payouts in February 2013 for 2012 under the AIP. The threshold, target and maximum amounts assume, respectively, less than 50%, 100% and 200% satisfaction of the participant’s performance goals for 2012. The bonus amount actually paid in February 2013 is disclosed in the Summary Compensation Table in the column “Bonus” for 2012 for the executive officer.

(6)	Mr. Livingston’s maximum potential CPP payment under the applicable formula is $9,000,000. Payment amounts in any given year to an individual are capped under the 2005 Plan at $5,000,000.

Outstanding Equity Awards at Fiscal Year-End 2012

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unvested		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)		Market Value of Shares or Units of Stock that Have not Vested (S)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested ($)
Robert A. Livingston			220,251	(1)	65.38	2/9/2022
			180,207	(2)	66.59	2/10/2021
			279,851	(3)	42.88	2/11/2020
	155,124	(4)			29.45	2/12/2019
	54,383	(5)			42.30	2/14/2018
	41,621	(6)			50.60	2/8/2017
	42,261	(7)			46.00	2/2/2016
	44,763	(8)			38.00	2/10/2015
	15,728	(9)			41.25	2/12/2014
											36,708	(10)	2,412,083	(13)
											30,034	(11)	1,973,534	(13)
											46,642	(12)	3,064,846	(13)
Brad M. Cerepak			42,062	(1)	65.38	2/9/2022
			33,038	(2)	66.59	2/10/2021
			51,306	(3)	42.88	2/11/2020
	29,577	(14)			35.50	6/8/2019
							40,000	(15)	2,628,400	(16)	5,736	(10)	376,913	(13)
											4,506	(11)	296,089	(13)
											6,996	(12)	459,707	(13)
Thomas W. Giacomini			27,531	(1)	65.38	2/9/2022
			27,031	(2)	66.59	2/10/2021
			41,978	(3)	42.88	2/11/2020
	32,270	(5)			42.30	2/14/2018
	10,550	(6)			50.60	2/8/2017
	10,712	(7)			46.00	2/2/2016
	5,843	(8)			38.00	2/10/2015
	4,984	(9)			41.25	2/12/2014
							10,000	(17)	657,100	(16)	4,588	(10)	301,477	(13)
											4,506	(11)	296,089	(13)
											6,996	(12)	459,707	(13)

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unvested		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (S)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested ($)
Jeffrey S. Niew			27,531	(1)	65.38	2/9/2022
			12,014	(2)	66.59	2/10/2021
			18,657	(3)	42.88	2/11/2020
	20,252	(4)			29.45	2/12/2019
	12,080	(5)			42.30	2/14/2018
	7,340	(6)			50.60	2/8/2017
	5,471	(7)			46.00	2/2/2016
									4,588	(10)	301,477	(13)
William W. Spurgeon, Jr.			27,531	(1)	65.38	2/9/2022
			27,031	(2)	66.59	2/10/2021
			41,978	(3)	42.88	2/11/2020
	49,787	(5)			42.30	2/14/2018
	38,419	(6)			50.60	2/8/2017
	40,500	(7)			46.00	2/2/2016
									4,588	(10)	301,477	(13)
									4,506	(11)	296,089	(13)
									6,996	(12)	459,707	(13)

(1)	SSARs granted on February 9, 2012 that are not exercisable until February 9, 2015.

(2)	SSARs granted on February 10, 2011 that are not exercisable until February 10, 2014.

(3)	SSARs granted on February 11, 2010 that became exercisable on February 11, 2013.

(4)	SSARs granted on February 12, 2009 that became exercisable on February 12, 2012.

(5)	SSARs granted on February 14, 2008 that became exercisable on February 14, 2011.

(6)	SSARs granted on February 8, 2007 that became exercisable on February 8, 2010.

(7)	SSARs granted on February 2, 2006 that became exercisable on February 2, 2009.

(8)	Stock options granted on February 10, 2005 that became exercisable on February 10, 2008.

(9)	Stock options granted on February 12, 2004 that became exercisable on February 12, 2007.

(10)	Performance shares granted on February 9, 2012 become payable after December 31, 2014 subject to the achievement of the applicable performance goal. The amount reflected in the table represents the number of shares payable based on achievement of the maximum level of performance (200%).

(11)	Performance shares granted on February 10, 2011 become payable after December 31, 2013 subject to the achievement of the applicable performance goal. The amount reflected in the table represents the number of shares payable based on achievement of the maximum level of performance (200%).

(12)	Performance shares granted on February 11, 2010 became payable after December 31, 2012 subject to the achievement of the applicable performance goal. The amount reflected in the table represents the number of shares payable based on achievement of the maximum level of performance (200%). The number of shares actually earned and paid out are shown under “Performance Shares” on page 39.

(13)	The amount reflects the number of performance shares payable based on achievement of the maximum level of performance multiplied by $65.71, the closing price of our common stock on December 31, 2012.

(14)	SSAR granted on June 8, 2009 that became exercisable on June 8, 2012.

(15)	Restricted stock granted on February 10, 2011 that vests on February 10, 2016.

(16)	The amount reflects the number of shares granted multiplied by $65.71, the closing price of our common stock on December 31, 2012.

(17)	Restricted stock granted on February 11, 2010 that vested on February 11, 2013.

Awards listed above with grant dates beginning in 2005 were made under the 2005 Plan. The stock options listed above that were granted prior to 2005 were granted under the 1995 plan. The 1995 plan expired in January 2005, but some options remain outstanding under the plan.

Option Exercises and Stock Vested in 2012

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Robert A. Livingston	59,056	(4)	2,086,843	14,271	933,038
Brad M. Cerepak	—		—	—	—
Thomas W. Giacomini	34,762	(5)	1,067,541	3,198	209,085
Jeffrey S. Niew	—		—	—	—
William W. Spurgeon, Jr.	130,121	(6)	3,645,666	4,934	322,585

(1)	The “value realized on exercise” provided in the table represents the difference between the closing price on the exercise date and the exercise or base price, multiplied by the number of shares acquired upon exercise of the award.

(2)	Represents settlement of performance shares granted on February 12, 2009 representing a contingent right to receive shares of Dover common stock, based on Dover’s relative total shareholder return versus that of Dover’s peer group over the three-year performance period ending December 31, 2011. The number of shares in the table represents a settlement at 110.4% of the original performance share award.

(3)	The “value realized on vesting” provided in the table represents $65.38, the closing price on February 9, 2012, the settlement date of the performance share awards, multiplied by the number of shares issued upon settlement.

(4)	Represents the exercise on February 3, 2012 of (a) a stock option granted on February 14, 2002 for 25,343 shares at an exercise price of $38.00 per share and (b) a stock option granted on February 13, 2003 for 33,713 shares at an exercise price of $24.50 per share. The closing price of Dover’s common stock on the NYSE on February 3, 2012 was $65.63.

(5)	Represents the exercise on November 7, 2012 of an SSAR granted on February 9, 2009, for 34,762 shares at an exercise price of $29.45 per share. The closing price of Dover’s common stock on the NYSE on November 7, 2012 was $60.16. Under the 2005 Plan, the actual number of shares issued upon exercise of an SSAR, before withholding of shares for the payment of taxes, is the number of shares equal to the difference between market price on the exercise date and the base price multiplied by the number of shares covered by the award, divided by the market price on the exercise date. The market price on November 7, 2012 was $60.28, the average of the high and low trading prices on the NYSE on that date.

(6)	Represents the exercise (a) on February 2, 2012 of a stock option granted on February 14, 2002 for 7,598 shares at an exercise price of $38.00 per share, (b) on April 10, 2012 of a stock option granted on February 13, 2003 for 13,557 shares at an exercise price of $24.50 per share, (c) on April 12, 2012 of an SSAR granted on February 12, 2009 for 53,633 shares at an exercise price of $29.45 per share, (d) on April 17, 2012 of a stock option granted on February 12, 2004 for 9,291 shares at an exercise price of $41.25 per share and (e) on April 25, 2012 of a stock option granted on February 10, 2005 for 46,042 shares at an exercise price of $38.00 per share. The closing price of Dover’s common stock on the NYSE on February 2, 2012, April 10, 2012, April 12, 2012, April 17, 2012 and April 25, 2012 was, respectively, $64.52, $59.93, $60.86, $62.43 and $61.51.

Pension Benefits Through 2012

Name	Plan Name	Number of Years Credited Service (#)	Normal Retirement Age (#)	Present Value of Accumulated Benefit ($)(6)	Payments During Last Fiscal Year ($)
Robert A. Livingston (1), (2)	Pension Plan	11.0	65	206,000	Not offered
	PRP	29.4 (actual)	65	11,261,000	Not offered
Brad M. Cerepak (3)	Pension Plan	4.0	65	108,000	Not offered
	PRP	3.6 (actual)	65	339,000	Not offered
Thomas W. Giacomini (1), (4)	Pension Plan	13.0	65	208,000	Not offered
	PRP	9.3 (actual)	65	1,002,000	Not offered
Jeffrey S. Niew	Pension Plan	2.0	65	162,000	Not offered
	PRP	7.3 (actual)	65	302,000	Not offered
William W. Spurgeon, Jr. (1), (5)	Pension Plan	20.0	65	532,000	Not offered
	PRP	19.9 (actual)	65	3,724,000	Not offered

(1)	Eligible to retire with the portion of his PRP benefit accrued through December 31, 2009 payable unreduced at age 62 with 10 years of service.

(2)	Mr. Livingston’s benefit under the Dover Pension Plan is based on 8.25 years of service while at Dover and 2.75 years which was earned prior to the date the company he worked for was acquired by Dover. The present value of Mr. Livingston’s PRP benefits assuming retirement at age 62 is $13,829,000.

(3)	Mr. Cerepak is not vested in Dover Pension Plan or Dover PRP benefits as of December 31, 2012.

(4)	Mr. Giacomini started to accrue a benefit under the Pension Plan effective January 1, 2008. The above table includes value of pension benefits that Mr. Giacomini earned prior to the date the company he worked for was acquired by Dover. Mr. Giacomini’s benefit is based upon 5 years of credited service at Dover and 8 years of credited service at the prior company. The present value of Mr. Giacomini’s PRP benefits assuming retirement at age 62 is $1,212,000.

(5)	The present value of Mr. Spurgeon’s PRP benefits assuming retirement at age 62 is $4,613,000.

(6)	This amount was earned by the named executive officer over his years of service. The present value of benefits was calculated assuming that the executive will receive a single lump sum payment upon retirement at the later of his current age or age 65.

The amounts shown in the Pension Benefits table above are actuarial present values of the benefits accumulated through December 31, 2012. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the assumed discount rate, would be sufficient on an average basis to provide estimated future payments totaling the current accumulated benefit. For purposes of the table, the assumed retirement age for each named executive officer is 65, the normal retirement age under each plan. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age.

Pension Plan

We have a pension plan for which Dover employees, and the employees of our participating subsidiaries, are eligible to become participants after they have completed one year of service. Benefits under the pension plan, including those for the applicable NEOs, are determined by multiplying a participant’s years of credited service (up to a maximum of 35 years) by a percentage of their final average compensation, subject to statutory limits applicable to tax-qualified pension plans.

Pension plan participants generally vest in their benefits after five years of employment or, if earlier, upon reaching age 65, which is the normal retirement age under the plan. All NEOs who participate in the pension plan, except for Mr. Cerepak, are vested in their pension plan benefits and are eligible to begin receiving reduced benefits if their employment terminates before normal retirement age.

Pension Replacement Plan

We also maintain the PRP, which is a non-qualified plan for tax purposes, to provide benefits to certain employees whose compensation and pension plan benefits are greater than the compensation and benefit limits applicable to tax-qualified pension plans. Prior to January 1, 2010, our plan which provided non-qualified retirement benefits was the SERP. Effective January 1, 2010, the SERP was amended to provide reduced benefits that are more consistent with the benefits provided under the pension plan and its name was changed to the PRP.

Employees are eligible to participate in the PRP if they hold certain positions within Dover or its subsidiaries, are U.S. taxpayers and earn more than a set percentage above the Internal Revenue Code’s compensation limits for tax-qualified pension plans. Dover’s CEO may designate other employees as eligible and may revoke the eligibility of participants.

The formula for determining benefits accrued under the PRP after December 31, 2009, before offsets, is determined using the same benefit formula as under the pension plan, except that the Internal Revenue Code’s limits on compensation and benefits applicable to tax-qualified pension plans will not apply. Benefits under the former SERP, before offsets, were determined by multiplying the participant’s years of actual service with Dover companies, plus, in limited cases, prior service credit (to a combined maximum of 30 years) by a percentage of the participant’s final average compensation as defined under the plan.

Benefits payable under the PRP or SERP are reduced by the amount of company-provided benefits under any other retirement plans, including the pension plan, as well as the company-paid portion of social security benefits. Effective January 1, 2010, PRP participants must complete five years of service to vest in their benefits. All NEOs who participate in the PRP, except Mr. Cerepak, are fully vested in their benefits and are eligible to begin receiving benefits upon termination of employment. Effective January 1, 2010, PRP benefits may be forfeited for “cause” (defined as conviction of a felony which places a Dover company at legal or other risk or is expected to cause substantial harm to the business of a Dover company or its relationships with employees, distributors, customers or suppliers).

Normal retirement age for purposes of the PRP is age 65. Certain employees who were participants on or before March 1, 2010 will be entitled to receive the portion of their benefits that accrued through December 31, 2009 without any reduction due to early retirement if they retire after they reach age 62 and complete 10 years of service. Generally, benefits accrued after December 31, 2009 will be subject to early retirement reduction factors consistent with the reduction factors in the pension plan.

Nonqualified Deferred Compensation in 2012

Name	Plan Name	Executive contributions in last FY ($)(1)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
Robert A. Livingston	Deferred Compensation Plan (2)	n/a	n/a	n/a	n/a	n/a
	Executive Deferred Income Plan (3)	n/a	n/a	12,392	n/a	329,321
Brad M. Cerepak	Deferred Compensation Plan (2)	n/a	n/a	n/a	n/a	n/a
Thomas W. Giacomini	Deferred Compensation Plan	0	0	146,379	0	1,811,508
Jeffrey S. Niew	Deferred Compensation Plan	81,779	0	13,180	0	133,598
William W. Spurgeon, Jr.	Deferred Compensation Plan	0	0	91,246	0	812,207

(1)	If any amounts were shown as executive contributions in 2012 they would be included in the Summary Compensation Table in the salary, bonus or non-equity incentive plan compensation columns, as appropriate, for the respective officers.

(2)	Messrs. Livingston and Cerepak have elected not to participate in the deferred compensation plan.

(3)	In 1984-1985, we offered our executive officers an executive deferred income plan (the “EDIP”). Mr. Livingston participated in the EDIP, pursuant to which he elected to defer certain income during the period 1985-1988. We will repay this deferred income to him (or his estate) beginning when Mr. Livingston has reached age 65 and retired from our company, and continuing thereafter for a period of 15 years. The amount Mr. Livingston deferred, $20,000, will be repaid together with interest compounding at the rate of 12.5%, through December 31, 2008. This was a competitive market interest rate at the time the program was introduced. As of January 1, 2009 and for each January 1 thereafter, Mr. Livingston’s deferrals plus interest credited thereon through December 31, 2008, will be credited with interest, compounded annually, at a rate equal to Moody’s Aa Corporate Bond Index published on December 31 of the preceding year. As part of the EDIP, we purchased whole life insurance policies payable to us to fund the anticipated cost of this program. This plan has been closed since 1988.

Our deferred compensation plan is a nonqualified plan that permits select key management and highly compensated employees on a U.S. payroll to irrevocably elect to defer up to 50% of salary and 100% of bonus and cash performance payments. Although we may make discretionary contributions to the plan, we have never done so and do not currently expect to do so.

Amounts deferred under the plan are credited with hypothetical investment earnings based on the participant’s investment elections made from among investment options designated under the plan. Participants are 100% vested in all amounts they defer, as adjusted for any earnings and losses on such deferred amounts. Effective as of January 1, 2010, a hypothetical investment option that tracks the value of Dover common stock, including any dividend payments, was added to the plan. This Dover stock unit fund does not actually hold any Dover stock, and participants who elect to participate in this option do not own any Dover common stock, or have any voting or other rights associated with the ownership of our common stock. Participants’ accounts are credited with the net returns of shares of our common stock equal to the number of stock units held by the participant. All distributions from the stock unit fund will be paid in cash. Balances allocated into the stock unit fund must remain in the stock unit fund for the remainder of the participant’s participation in the plan.

Generally, deferred amounts will be distributed from the plan only on account of retirement at age 65 (or age 55 with 10 years of service), disability or other termination of service, or at a scheduled in-service withdrawal date chosen by the participant. Distributions from the stock unit fund will only be made after termination of service.

Potential Payments upon Termination or Change-in-Control

The discussion and tables below describe the payments to which each of the NEOs would be entitled in the event of termination of such executive’s employment or a change-in-control.

In November 2010, Dover adopted an executive severance plan (the “severance plan”) and senior executive change-in-control severance plan (the “CIC severance plan”). See page 44 for a description of the plans. The severance plan creates a consistent and transparent severance policy for determining benefits for all similarly-situated executives and formalizes Dover’s current executive severance practices. All of our executives, including our NEOs, are eligible to participate in the severance plan. The CIC severance plan likewise establishes a consistent policy regarding double-trigger change-in-control severance payments based on current market practices. The CIC severance plan will apply to all executives who are subject to Dover’s senior executive shareholding guidelines on the date of a change-in-control (as defined in the plan), including all NEOs. Each of the severance plan and the CIC severance plan gives Dover the right to recover amounts paid to an executive under the plan as required under any claw-back policy of Dover as in effect from time to time or under applicable law. Prior to the adoption of the CIC severance plan, Dover had historically provided double-trigger change-in-control payments under individual agreements that had been put in place for all of the NEOs other than Mr. Cerepak and Mr. Niew. These agreements have not been renewed and the applicable tail periods will expire on July 1, 2013.

The 2005 Cash and Equity Incentive Plan and Dover’s other benefit plans each have their own provisions relating to rights and obligations under the plan upon termination.

The table below shows the aggregate amount of potential payments and other benefits that each named executive officer would have been entitled to receive if his employment had terminated in certain circumstances, other than as a result of a change-in-control, on December 31, 2012. The amounts shown assume that termination was effective as of December 31, 2012, include amounts earned through such time and are estimates of the amounts which could have been paid out to the executives upon their termination at that time. The actual amounts to be paid out can only be determined at the time of each executive’s separation from our company. Annual bonuses are discretionary and are therefore omitted from the tables. No named executive officer was eligible for normal retirement as of December 31, 2012 so we have omitted that column from the table. As of December 31, 2012, Messrs. Livingston and Spurgeon were eligible for early retirement under the Rule of 70 under the 2005 Plan.

Normal retirement is defined as retirement at age 62 under the 2005 Plan, 65 under the pension plan and the PRP, and 65 (or 55 with 10 years of service) under the deferred compensation plan. Early retirement is defined in each of the deferred compensation plan, the PRP and the pension plan as described in the applicable plan description above.

With respect to awards under the 2005 Plan, early retirement is defined as termination for any reason other than normal retirement, death, disability or cause, under one of the following circumstances:

•

the executive has at least 10 years of service with a Dover company and the sum of his or her age and years of service on the date of termination equals at least 65 (the “Rule of 65”) and the executive terminates employment on at least 6 months’ notice;

•

the executive has at least 15 years of service with a Dover company and the sum of his or her age and years of service on the date of termination equals at least 70 (the “Rule of 70”) and the executive terminates employment on at least 6 months’ notice; or

•

the executive’s employment terminates because the company or line of business in which he or she is employed is sold and the executive remains employed in good standing through the closing date of the sale (“sale of a company”).

Any person who takes early retirement under the 2005 Plan (unless he or she waives the early retirement benefits) is deemed to have expressly agreed that he or she will not compete with us on the following terms: the participant will not compete with us or any of our companies at which he or she was employed within the three years immediately prior to his or her termination, in the geographic areas in which we or that company actively carried on business at the end of the participant’s employment, for the period during which early retirement affords him or her enhanced benefits.

If the participant fails to comply with the non-compete provision, he or she forfeits the early retirement enhanced benefits referred to above and must return to Dover the economic value previously realized by reason of such benefits.

	Voluntary Termination ($) (1)		Involuntary Not for Cause Termination ($) (2)		For Cause Termination ($) (3)		Early Retirement under Rule of 65 or Rule of 70 ($) (4)

Robert A. Livingston
Cash severance	n/a		2,245,000	(5)	n/a		n/a
Cash performance award	n/a		5,318,167	(6)	0		5,318,167	(6)
Performance share award	n/a		3,951,799	(7)	0		3,951,799	(7)
Stock options/SSARs	n/a		16,446,531	(8)	0		16,446,531	(8)
Retirement plan payments	n/a		14,418,664	(9)	215,111	(10)	14,418,664	(9)
Deferred comp plan	n/a		315,630	(11)	315,630	(11)	315,630	(11)
Health and welfare benefits	n/a		24,305	(12)	0		0	(12)
Outplacement	n/a		10,000		n/a		n/a
Total:	n/a		42,730,096		530,741		40,450,791

Brad M. Cerepak
Cash severance	n/a		1,380,000	(5)	n/a		n/a
Cash performance award	1,275,450		1,275,450		0		n/a
Performance share award	363,179		363,179		0		n/a
Stock options/SSARs	893,521		893,521		0		n/a
Restricted share award	0		2,628,400	(13)	0		n/a
Retirement plan payments	0		0		0		n/a
Deferred comp plan	0		0		0		n/a
Health and welfare benefits	0		23,624	(12)	0		n/a
Outplacement	n/a		10,000		n/a		n/a
Total:	2,532,150		6,574,174		0		n/a

Thomas W. Giacomini
Cash severance	n/a		1,725,000	(5)	n/a		n/a
Cash performance award	1,440,343	(6)	1,440,343	(6)	0		n/a
Performance share award	363,179	(7)	363,179	(7)	0		n/a
Stock options/SSARs	1,409,810	(14)	1,409,810	(14)	0		n/a
Restricted share award	0		657,100	(13)	0		n/a
Retirement plan payments	1,357,771	(9)	1,357,771	(9)	190,681	(10)	n/a
Deferred comp plan	1,811,508	(14)	1,811,508	(14)	1,811,508	(14)	n/a
Health and welfare benefits	0		21,347	(12)	0		n/a
Outplacement	n/a		10,000		n/a		n/a
Total:	6,382,611		8,796,058		2,002,189		n/a

Jeffrey S. Niew
Cash severance	n/a		1,010,000	(5)	n/a		n/a
Cash performance award	1,639,532		1,639,532	(6)	0		n/a
Performance share award	0		0	(7)	0		n/a
Stock options/SSARs	1,235,871		1,235,871	(8)	0	(8)	n/a
Retirement plan payments	253,143		253,143	(9)	54,641	(10)	n/a
Deferred comp plan	133,598		133,598	(15)	133,598	(15)	n/a
Health and welfare benefits	0		22,812	(12)	0		n/a
Outplacement	n/a		10,000		n/a		n/a
Total:	3,262,144		4,304,956		188,239		n/a

William W. Spurgeon, Jr.
Cash severance	n/a		1,585,000	(5)	n/a		n/a
Cash performance award	n/a		2,578,420	(6)	0		2,578,420	(6)
Performance share award	n/a		579,523	(7)	0		579,523	(7)
Stock options/SSARs	n/a		3,511,723	(8)	0	(8)	3,511,723	(8)
Retirement plan payments	n/a		5,123,852	(9)	495,956	(10)	5,123,852	(9)
Deferred comp plan	n/a		812,207	(15)	812,207	(15)	812,207	(15)
Health and welfare benefits	n/a		23,724	(12)	0		0	(12)
Outplacement	n/a		10,000		n/a		n/a
Total:	n/a		14,224,449		1,308,163		12,605,725

(1)	Messrs. Livingston and Spurgeon are eligible for early retirement. Accordingly, we have assumed that each would take early retirement rather than voluntary termination.

(2)	Dover anticipates allowing anyone eligible for Early Retirement under the Rule of 65 or 70 to take early retirement in the event of involuntary termination for awards under the 2005 Plan. Accordingly, for Messrs. Livingston and Spurgeon, this column reflects the applicable early retirement treatment of their cash performance awards, performance shares, stock options and SSARs.

(3)	A named executive officer whose employment is terminated by us for cause will forfeit all outstanding cash and equity awards, whether or not vested or exercisable. The executive will receive a payment of amounts deferred and accrued in the deferred compensation plan but will forfeit benefits under the PRP in accordance with the PRP terms.

(4)	Under the 2005 Plan, a named executive officer who has (i) at least 10 years of service with a Dover company and the sum of his or her age and years of service on the date of termination equals at least 65 or (ii) at least 15 years of service with a Dover company and the sum of his or her age and years of service on the date of termination equals at least 70, may take early retirement under the Rule of 65 or Rule of 70, respectively provided the executive gives at least 6 months’ notice and complies with the non-competition provisions of the 2005 Plan.

(5)	Represents 12 month salary continuation plus an amount equal to the pro rata portion of the annual bonus paid for the prior year subject to the Compensation Committee’s discretion to reduce the payment amount.

(6)	Represents payout of the cash performance award for the performance period 2010-2012, assuming satisfaction of the applicable performance targets. Also includes for those NEOs eligible for Early Retirement under the Rule of 70, an assumed pro rata payout in February 2014 at the 100% level of the cash performance award for the three-year performance period 2011-2013, and an assumed pro rata payout in February 2015 at the 100% level of the cash performance award for the three-year performance period 2012-2014. This calculation assumes that the Compensation Committee approves payouts for the performance periods for the NEO.

(7)	Represents payout of the performance share award for the performance period 2010-2012. Also includes for those NEOS eligible for Early Retirement under the Rule of 70, an assumed pro rata payout in February 2014 at the 100% level of the performance share award for the three-year performance period 2011-2013, and an assumed pro rata payout in February 2015 at the 100% level of the performance share award for the three-year performance period 2012-2014. This calculation assumes that the Compensation Committee approves payout for the performance periods for the NEO.

(8)	For the NEOs eligible for Early Retirement under the Rule of 70, reflects the value of vested options and SSARs as of December 31, 2012, which is the difference between the closing price of $65.71 per share of our common stock on December 31, 2012, and the exercise price of each option and SSAR award multiplied by the number of shares covered by such award, plus the value of unvested options and SSARs that would vest within 36 months following the executive’s retirement valued in the same manner.

(9)	Reflects benefits accrued under the PRP and pension plan as of December 31, 2012.

(10)	Reflects benefits accrued under the pension plan as of December 31, 2012. Benefits accrued under the PRP are forfeited in the event of a termination for cause as defined in the PRP.

(11)	Reflects benefits accrued under the EDIP as of December 31, 2012.

(12)	Under the severance plan, an executive is entitled to a monthly amount equal to the then cost of COBRA health continuation coverage based on the level of health care coverage in effect on the termination date, if any, for the lesser of 12 months or the period that the executive receives COBRA benefits.

(13)	Reflects the value of unvested restricted stock awards as of December 31, 2012.

(14)	This amount reflects the value of vested options and SSARs as of December 31, 2012, as described in Note (8).

(15)	These amounts reflect compensation deferred by the executive and earnings accrued thereon under the deferred compensation plan as of December 31, 2012; no increase in such benefits would result from the termination event.

Potential Payments in Connection with a Change-in-control (Without Termination)

As discussed below, the payment of severance benefits following a change-in-control is subject to a double-trigger — that is, such benefits are payable only upon certain specified termination events following a change-in-control. However, rights of an executive under the 2005 Plan, the deferred compensation plan, the pension plan, the PRP and other incentive and benefit plans are governed by the terms of those plans and typically are effected by the change-in-control event itself, even if the executive continues to be employed by us or a successor company following the change-in-control.

All equity and cash performance awards outstanding as of December 31, 2012 were granted under the 2005 Plan or its predecessor plan which had similar terms. Under the 2005 Plan, upon a change-in-control, all outstanding options and SSARs will immediately become exercisable in accordance with the terms of the appropriate stock option or SSAR agreement. All outstanding cash performance awards and performance share awards immediately vest and become immediately due and payable. The performance periods of all outstanding cash performance awards and performance share awards terminate on the last day of the month prior to the month in which the change-in-control occurs. The participant is entitled to a payment, the amount of which is determined in accordance with the plan and the relevant cash performance award or performance share award agreement, which is then prorated based on the portion of the performance period that the participant completed prior to the change-in-control.

Each person granted an award under the 2005 Plan is deemed to agree that, upon a tender or exchange offer, proxy solicitation or other action seeking to effect a change-in-control of Dover, he or she will not voluntarily terminate employment with us or any of our companies and, unless terminated by us, will continue to render services to us until the person seeking to effect a change-in-control of our company has abandoned, terminated or succeeded in such person’s efforts to effect the change-in-control.

Under the PRP, upon a change-in-control, each participant will become entitled to receive the actuarial value of the participant’s benefit accrued through the date of the change-in-control. Under the deferred compensation plan, amounts deferred under the plan will continue to accrue any earnings and will be payable in accordance with the elections made by the executive officer.

The following table shows the aggregate potential equity values and potential payments under plans to which each of the continuing NEOs would have been entitled upon a change-in-control on December 31, 2012.

Named Executive Officer	Stock Options/ SSARs ($)	Cash Performance Awards ($)	Restricted Stock Awards	Performance Share Awards ($)	PRP and Pension Plan ($)	Deferred Compensation Plan ($)
Robert A. Livingston	16,446,531	5,257,056	0	3,865,914	14,203,553	315,630	(1)
Brad M. Cerepak	2,078,718	1,581,700	2,628,400	582,958	298,943	0
Thomas W. Giacomini	2,377,246	1,818,121	657,100	567,745	1,167,091	1,811,508
Jeffrey S. Niew	1,670,896	1,953,421	0	60,798	198,501	133,598
William W. Spurgeon, Jr.	3,511,723	2,556,198	0	567,745	4,627,896	812,207

(1)	This includes the present value of payments under the EDIP which begin at age 65 and continue monthly for 15 years, which amount will not be received as a lump sum.

Potential Payments Upon Termination Following a Change-in-control

Under the CIC severance plan, an NEO covered by the plan will be entitled to receive severance payments if, within 18 months after the change-in-control, either his employment is terminated by Dover without “cause” or the executive terminates employment for “good reason,” as such terms are defined in the plan. The severance payments will consist of:

•

A lump sum payment equal to 2.99 (2.0 for a termination date that occurs after December 31, 2015) multiplied by the sum of (i) the executive’s annual salary on the termination date or the change-in-control date, whichever is higher, and (ii) his target annual incentive bonus for the year in which the termination or the date of the change-in-control occurs, whichever is higher; and

•	A lump sum payment equal to the then cost of COBRA health continuation coverage, based on the level of health care coverage in effect on the termination date, if any, for one year.

No executive may receive severance benefits under more than one plan or arrangement. If Dover determines that (i) any payment or distribution to an executive in connection with change-in-control, whether under the CIC severance plan or otherwise, would be subject to excise tax as an excess parachute payment under the Internal Revenue Code and (ii) the executive would receive a greater net-after-tax amount by reducing the amount of the severance payment, Dover will reduce the severance payments made under the CIC severance plan to the maximum amount that might be paid (but not less than zero) without the executive becoming subject to the excise tax. The CIC severance plan does not provide any gross-up for excise taxes.

As discussed above, some NEOs had individual severance agreements that were in effect at the time the CIC severance plan was put into effect. These agreements have not been renewed and the applicable 18 month tail periods expire on July 1, 2013. Under those agreements, if we terminate an executive for any reason other than “cause,” death or “disability” or the executive resigns for “good reason” (as such terms are defined in the agreements) within 18 months’ after a change-in-control, the executive is entitled to severance benefits, payable in a lump sum in cash (the “lump sum amount”) then equal to the sum of:

•	three times the executive’s salary immediately prior to the date of termination or, if higher, immediately prior to the first occurrence or circumstance constituting good reason; and

•

three times the average annual bonus earned by the executive for the three fiscal years ending immediately prior to the fiscal year in which the termination date occurred, or if higher, immediately prior to the fiscal year in which the change-in-control occurred.

In addition, the executive is entitled to the life, accident and health insurance plans that we provided prior to the change-in-control (or equivalent benefits) at no direct cost to the executive, for a period of three years from the date of termination, and indemnification of the executive for any costs incurred in any litigation or arbitration by any person in connection with the enforcement or interpretation of the change-in-control agreement, plus pre-judgment interest on any judgment with respect thereto.

Upon a change-in-control, an executive who is party to a change-in-control agreement may be subject to a 20% excise tax under Section 280G of the Internal Revenue Code to the extent that the executive receives an “excess parachute payment.” Under the change-in-control agreements, all of which, including applicable tails, expire with respect to the NEOs on or before July 1, 2013, we have agreed to reimburse the executive for all excise taxes that are imposed on the executive under Section 280G with respect to the cash lump sum amount described above (depending on certain factors involved in the calculation of such taxes) and any income or excise taxes that are payable by the executive as a result of our reimbursement of such Section 280G excise taxes. Once these agreements, including applicable tails, expire, no NEO will be entitled to tax gross-ups in connection with a change-in-control.

The following table shows the potential payments and other benefits that each of the NEOs would have been entitled to receive upon involuntary or good reason termination following a change-in-control on December 31, 2012.

Named Executive Officer	Lump Sum Amount ($)	Health and Welfare Benefits ($)	Outplacement ($)	280G Tax Gross-Up/ Cutback Amount ($)(2)	Total ($)(1)
Robert A. Livingston	7,325,000	72,915	n/a	2,716,421	10,114,336
Brad M. Cerepak	3,438,500	23,624	10,000	0	3,472,124
Thomas W. Giacomini	4,201,000	64,042	n/a	1,902,881	6,167,923
Jeffrey S. Niew	3,139,500	22,812	10,000	(114,555)	3,057,757
William W. Spurgeon, Jr.	4,620,100	71,171	n/a	0	4,691,271

(1)	For additional potential amounts payable upon a change-in-control under Dover’s employee benefit plans, whether or not there is a termination of employment, see the table on page 62.

(2)	The cutback amount shown in this column is a reduction in the amount payable under the CIC severance plan to the maximum amount payable without Mr. Niew becoming subject to Section 280G excise tax in accordance with the CIC severance plan as described above. The gross-ups shown in this column are provided for in the individual change-in-control severance agreements that Messrs. Livingston, Giacomini and Spurgeon had at the time the CIC severance plan was put into effect in 2010. These agreements have not been renewed and the applicable tail periods will expire on July 1, 2013.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

In order for shareholder proposals to be included in our proxy statement for the 2014 Annual Meeting, we must receive them at our principal executive offices, 3005 Highland Parkway, Downers Grove, Illinois, 60515, by November 18, 2013. All other shareholder proposals, including nominations for directors, in order to be voted on at the 2014 Annual Meeting, must be received by us not earlier than January 2, 2014, and not later than February 1, 2014 being, respectively, 120 days and 90 days prior to the date of the first anniversary of the 2013 Annual Meeting of Shareholders.

Dated: March 18, 2013

By authority of the Board of Directors,

IVONNE M. CABRERA Secretary

DOVER CORPORATION 3005 HIGHLAND PARKWAY DOWNERS GROVE, IL 60515	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M54799-P36044-Z59863	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DOVER CORPORATION
The Board of Directors recommends a vote FOR each director under Item 1:
1.	Election of Directors		For	Against	Abstain
	1a. D. H. Benson		☐	☐	☐
	1b. R. W. Cremin		☐	☐	☐
	1c. J-P. M. Ergas		☐	☐	☐	The Board of Directors recommends a vote FOR Items 2 and 3:		For	Against	Abstain
	1d. P. T. Francis		☐	☐	☐	2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013.	☐	☐	☐
	1e. K. C. Graham		☐	☐	☐
	1f. M. F. Johnston		☐	☐	☐	3.	To approve, on an advisory basis, named executive officer compensation.	☐	☐	☐

	1g. R. A. Livingston		☐	☐	☐	The Board of Directors recommends a vote AGAINST Item 4:
	1h. R. K. Lochridge		☐	☐	☐
	1i. B. G. Rethore		☐	☐	☐	4.	To consider a shareholder proposal regarding the adoption of a simple majority voting standard for shareholder matters, if properly presented at the meeting.	☐	☐	☐
	1j. M. B. Stubbs		☐	☐	☐
	1k. S. M. Todd		☐	☐	☐
	1l. S. K. Wagner		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
	1m. M. A. Winston		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time the day before the annual meeting date.

Your Internet or telephone vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvote.com Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	OR	TELEPHONE 1-800-690-6903 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card.

To vote by mail, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

M54800-P36044-Z59863

PROXY

DOVER CORPORATION

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING

MAY 2, 2013

The undersigned hereby appoints Robert A. Livingston, Brad M. Cerepak and Ivonne M. Cabrera, and each of them, as the undersigned’s proxy or proxies, each with full power of substitution, to vote all shares of Common Stock of Dover Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held in Lombard, IL on May 2, 2013 at 1:00 P.M., local time, and any adjournments thereof, as fully as the undersigned could if personally present, upon the proposals set forth on the reverse side hereof, revoking any proxy or proxies heretofore given. For participants in the Company’s Retirement Savings Plan, this proxy will govern the voting of stock held for the account of the undersigned in the Plan.

IMPORTANT - You have the option of voting these shares by returning the enclosed proxy card, voting via Internet or by using a toll-free telephone number above and on the reverse side. On the reverse side of this proxy card are instructions on how to vote via the Internet or by telephone. If you vote by either of these methods, your vote will be recorded as if you mailed in your proxy card. If you vote by returning this proxy card, you must sign and date this proxy on the reverse side.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4.

Continued and to be signed on reverse side